AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 12, 2000
                                                           REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                           CELEBRATEEXPRESS.COM, INC.
             (Exact name of registrant as specified in its charter)

        WASHINGTON                            5947                            91-1644428
    (State of or other                  (Primary Standard                  (I.R.S. Employer
      jurisdiction of                      Industrial                     Identification No.)
     incorporation or              Classification Code Number)
       organization)

                         11220-120(TH) AVENUE NORTHEAST
                           KIRKLAND, WASHINGTON 98033
                                 (425) 952-2708

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          CORPORATION SERVICE COMPANY
                             1010 UNION AVENUE S.E.
                           OLYMPIA, WASHINGTON 98501
                                 (560) 754-9333
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           --------------------------

                                   COPIES TO:

          CHRISTOPHER W. WRIGHT                               JOHN E. HAYES, III
            MATTHEW D. LATIMER                                  JEFF T. HARRIS
             JEFFRY A. SHELBY                                 PATRICIA A. ELIAS
            COOLEY GODWARD LLP                         BROBECK, PHLEGER & HARRISON LLP
           5200 CARILLON POINT                       370 INTERLOCKEN BOULEVARD, SUITE 500
         KIRKLAND, WA 98033-7355                          BROOMFIELD, COLORADO 80021
              (425) 893-7700                                    (303) 410-2000

                            ------------------------

        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after the Registration Statement becomes effective.

                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. / /
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                 PROPOSED MAXIMUM
            TITLE OF EACH CLASS OF SECURITIES                       AGGREGATE                     AMOUNT OF
                    TO BE REGISTERED                            OFFERING PRICE (1)             REGISTRATION FEE
Common Stock, $0.001 par value...........................          $40,000,000                     $10,560

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED           , 2000
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                          [CELEBRATEEXPRESS.COM LOGO]

                                        SHARES
                                  COMMON STOCK

    CelebrateExpress.com, Inc. is offering          shares of its common stock.
This is our initial public offering, and no public market currently exists for our shares. We have applied for approval for quotation of our common stock on the Nasdaq National Market under the symbol "CBXP." We anticipate that the
initial public offering price will be between $         and $         per share.

                            ------------------------

                 INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 8.

                             ---------------------

                                                              PER SHARE      TOTAL
                                                              ---------      -----
Public Offering Price.......................................   $          $
Underwriting Discounts and Commissions......................   $          $
Proceeds to CelebrateExpress.com............................   $          $

    THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    CelebrateExpress.com has granted the underwriters a 30-day option to
purchase up to an additional       shares of common stock to cover
over-allotments.

                            ------------------------

ROBERTSON STEPHENS

               U.S. BANCORP PIPER JAFFRAY

                                   E*OFFERING

                                               PACIFIC CREST

                THE DATE OF THIS PROSPECTUS IS            , 2000

                             [ARTWORK DESCRIPTIONS]

COVER PAGE

    Celebrate Express.com logo highlighted over a background featuring a photograph of a young girl in a costume looking at a cake decorated with cake toppers and lighted candles sitting on a table top. Next to the cake are various themed party goods, helium ballons and a chair.

INSIDE FRONT COVER PAGE

    Top: Banner with text reading "CelebrateExpress.com our vertical business model."

    Middle: Vertical business model diagram featuring sequential numbers from one to seven arranged in ascending order from the top to the bottom of the page. Next to each number is a dot. The dots are connected by horizontal and vertical lines connecting the flow of steps in the vertical business model. Each number also features a corresponding picture showing: 1. images of a party setting; 2. a worker next to production equipment; 3. a mother and child using a computer to view the company's website; 4. a telephone customer service representative; 5. a warehouse worker; 6. a BirthdayExpress.com shipping box; and 7. a child wearing a party hat and blowing a noisemaker. Next to, or below, each number is the following text:

    "1 We provide a broad selection of party supplies including proprietary and licensed products, offering our customers a one-stop solution"

    "2 Over 40% of our products are made in our own manufacturing facility or sourced directly from manufacturers worldwide"

    "3 We offer our products via our websites and our printed direct marketing pieces, both developed by in-house staff"

    "4 Our staff of 70 trained party planners is available to assist customers 24 hours a day, 7 days a week via phone, email and online chat"

    "5 Orders are processed 24 hours a day, 7 days a week in our distribution centers"

    "6  Each order is customized and backed by a 100% product guarantee"

    "7 Orders arrive providing our customers with their customized assortment of products ready to celebrate their special occasion"

    Bottom: Banner with text reading "Over 170 popular party themes"

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK. IN THIS PROSPECTUS, "CELEBRATEEXPRESS.COM," "WE," "US" AND "OUR" REFER TO
CELEBRATEEXPRESS.COM, INC., A WASHINGTON CORPORATION.

    UNTIL             , 2000 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING),
ALL DEALERS THAT EFFECT TRANSACTIONS IN OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Summary.....................................................      4
Risk Factors................................................      8
Use of Proceeds.............................................     17
Dividend Policy.............................................     17
Capitalization..............................................     18
Dilution....................................................     19
Selected Financial Data.....................................     20
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     21
Business....................................................     27
Management..................................................     37
Certain Transactions........................................     43
Principal Shareholders......................................     45
Description of Capital Stock................................     47
Shares Eligible for Future Sale.............................     49
Underwriting................................................     51
Legal Matters...............................................     53
Experts.....................................................     53
Where You Can Find Additional Information...................     53
Index to Financial Statements...............................    F-1

                            ------------------------

                                    SUMMARY

    YOU SHOULD READ THIS SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND ACCOMPANYING NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS.

                           CELEBRATEEXPRESS.COM, INC.

    We are a leading online destination for party supplies and services. Through our CelebrateExpress.com and BirthdayExpress.com websites, we offer consumers a large selection of theme-related party supplies as well as detailed party planning content. We believe this combination offers consumers a one-stop shopping solution that reduces the amount of stress, time and effort involved in planning an event or celebration.

    We provide a compelling electronic commerce solution for the highly-fragmented party supply marketplace by combining the convenience and functionality of the Internet with the following key elements of our vertically-integrated business model:

    - our ability to design, manufacture and source theme-related products;

    - our direct marketing experience;

    - our commitment to excellent customer service; and

    - our licenses and proprietary designs.

As a result, we have grown our net sales and customer base, maintained high gross margins and established a leading online destination to serve our market. As of November 30, 1999, our database included profiles on over 550,000 customers. In the six months ended November 30, 1999, we generated $10.7 million in revenue and gross margins of over 44%.

                         THE MARKET FOR PARTY SUPPLIES

    According to the trade publication PARTY & PAPER RETAILER, retail sales of party supplies increased from $8.7 billion in 1996 to $11.4 billion in 1998. Party supplies are distributed and sold in a highly-fragmented marketplace in which no complete source for theme-specific products exists. We believe store-based retailers are generally unable to meet consumer needs due to their narrow product selections and limited ability to customize assortments and quantities for a specific event. The long supply chain from manufacturers to retail stores also limits retailers' ability to respond to changing consumer preferences. As a result, consumers are often forced to expend considerable time and energy visiting multiple store locations to fulfill their party supply needs.

    We believe consumers also face difficulty in obtaining quick and easy access to reliable party planning advice, such as recommendations regarding theme, age-appropriate activities, decorating ideas, menu, venue and other details. We believe this is due, in part, to inexperienced and inadequately trained employees and other limitations of the traditional party supply retail channel, and that a significant market opportunity exists for an electronic commerce company to meet the needs of underserved consumers in our market.

                                  OUR STRATEGY

    Our goal is to be the leading solution for the event and celebration market. To achieve this goal, we plan to:

    AGGRESSIVELY BUILD OUR BRANDS. We intend to establish CelebrateExpress.com and BirthdayExpress.com as the leading brands for party-related products and services. Through our advertising and promotional activities, we target purchasers of party supplies, with a focus on women and young families, whom we identify as our core customers. We plan to continue to use a variety of online and offline marketing strategies to reach this audience, including direct marketing, co-branding, public relations, affiliate programs, traditional print and broadcast media advertising and other partnerships and campaigns.

    PROMOTE REPEAT PURCHASES. We believe customer loyalty and repeat purchases are critical to our success. We intend to expand our customer and product databases, design and license new products, use direct marketing techniques to target customers, increase the level of personalization on our websites and continually enhance our level of customer service.

    PURSUE BROADER PARTY MARKET. We intend to leverage our brands, electronic commerce platform, direct marketing experience and operational infrastructure to pursue opportunities in other areas of our market beyond the young family segment. We recently expanded our product offerings to include entertainment solutions for holidays and special occasions. We also intend to increase our marketing to corporations and other organizations.

    USE TECHNOLOGY TO ENHANCE THE ONLINE SHOPPING EXPERIENCE. We intend to use technology to capitalize on the flexibility of our online format, improve our product and service offerings and to take advantage of the unique characteristics of the Internet as a retail medium.

    EXPAND PRODUCTION AND PRODUCT SOURCING CAPABILITIES. We believe that our direct-to-consumer model provides significant advantages to us. We plan to continue to expand our vertically-integrated design, production and international product sourcing programs to increase our unique product selection and efficiency.

                         RISKS RELATED TO OUR BUSINESS

    An investment in our common stock involves a high degree of risk. Since our inception in June 1994, we have incurred significant losses, including a net loss of $3.0 million in the six months ended November 30, 1999, and as of November 30, 1999, we had an accumulated deficit of approximately $4.8 million. We expect our operating losses to continue for the foreseeable future and increase as we expand our sales and marketing efforts, introduce new products and bring our new distribution facility in Greensboro, North Carolina into full operation. In addition, we may encounter a number of risks, including unpredictability of operating results, inventory risk, reliance on third party relationships, and intense competition. Before deciding whether to invest in shares of our common stock, you should carefully consider the risks and uncertainties described in "Risk Factors" beginning on page 8 of this prospectus.

                             CORPORATE INFORMATION

    Our principal executive offices are located at 11220-120(th) Avenue Northeast, Kirkland, Washington 98033, and our telephone number is
(425) 952-2708. Our websites include and references in this prospectus to our websites refer to "www.CelebrateExpress.com" and "www.BirthdayExpress.com." Information contained on our websites does not constitute part of this prospectus.

    CelebrateExpress.com-TM-, BirthdayExpress-Registered Trademark- and BirthdayExpress.com-TM- are trademarks owned by us. This prospectus also makes reference to trademarks, service marks, brand names and logos of other companies which are the property of their respective owners.

                                  THE OFFERING

Common stock offered by
  CelebrateExpress.com............  shares

Common stock to be outstanding
  after this offering.............  shares

Use of proceeds...................  We intend to use the net proceeds for working capital and general corporate purposes, including increased
                                    sales and marketing expenses and capital expenditures,
                                    as well as possible acquisitions of product lines,
                                    technologies and businesses.

Proposed Nasdaq National Market
  symbol..........................  CBXP

    Common stock outstanding after this offering is based on shares outstanding as of November 30, 1999. It does not include:

    - 1,039,800 shares issuable upon exercise of outstanding options as of November 30, 1999; and

    - 232,400 shares available for future grant or issuance under our stock option plan as of November 30, 1999.

    Except as otherwise noted, all information in this prospectus:

    - reflects the conversion of all outstanding shares of our preferred stock into shares of common stock upon the closing of this offering; and

    - does not take into account the possible issuance of additional shares of common stock to the underwriters pursuant to their right to purchase additional shares to cover overallotments.

                             SUMMARY FINANCIAL DATA

    The summary financial data should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                           SIX MONTHS ENDED
                                                                   YEARS ENDED MAY 31,                       NOVEMBER 30,
                                                  -----------------------------------------------------  --------------------
                                                    1995       1996       1997       1998       1999       1998       1999
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales.......................................  $   1,155  $   3,580  $   6,179  $   9,558  $  13,136  $   5,656  $  10,659
Gross profit....................................        401      1,454      3,113      4,689      6,067      2,727      4,731
Total operating expenses........................        831      1,602      3,192      5,318      7,122      3,156      7,805
Loss from operations............................       (430)      (148)       (79)      (629)    (1,055)      (429)    (3,074)
Net loss........................................  $    (429) $    (152) $    (110) $    (716) $  (1,181) $    (495) $  (2,966)
Net loss per share--basic and diluted...........  $   (0.61) $   (0.20) $   (0.08) $   (0.36) $   (0.59) $   (0.25) $   (1.47)
Weighted average shares outstanding.............        708        762      1,438      1,978      2,001      1,988      2,016

    The following table presents summary consolidated balance sheet data as of November 30, 1999 with pro forma presentation to reflect the conversion of all our preferred stock into 3,038,819 shares of common stock, and pro forma as
adjusted presentation to reflect the sale of       shares of our common stock in
this offering at an assumed initial public offering price of $ per share and the application of the net proceeds after deducting underwriting discounts and commissions and estimated offering expenses.

                                                                                    NOVEMBER 30, 1999
                                                                        -----------------------------------------
                                                                                                       PRO FORMA
                                                                         ACTUAL        PRO FORMA      AS ADJUSTED
                                                                        ---------  -----------------  -----------
                                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.............................................  $   7,119      $   7,119
Working capital.......................................................      7,919          7,919
Total assets..........................................................     11,872         11,872
Long-term debt and capital lease obligations..........................        349            349
Mandatorily redeemable convertible preferred stock....................     14,443             --
Total shareholders' equity (deficit)..................................     (4,794)         9,649

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE HARMED, THE VALUE OF OUR STOCK COULD DECLINE, AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

                         RISKS RELATED TO OUR BUSINESS

WE HAVE A LIMITED ONLINE OPERATING HISTORY UPON WHICH TO EVALUATE OUR FUTURE PERFORMANCE

    We were incorporated and began selling products through direct marketing programs in June 1994. We launched our BirthdayExpress.com website in April 1996; however, our online operations did not comprise a significant part of our business until late 1998. Accordingly, we have only a limited online operating history upon which you can evaluate our business and prospects. Because we are a growth-stage company and our market is new and rapidly evolving, you must consider the risks that we may frequently encounter that are different from other companies, as well as risks associated with our ability to:

    - implement our vertically-integrated business model;

    - attract new customers, retain existing customers and maintain customer satisfaction;

    - design, produce, license, source and market new products successfully;

    - maintain our margins in the event of price competition, or rising production or product costs;

    - continue to develop and upgrade our technology;

    - broaden awareness of our brands;

    - manage our online and offline marketing costs; and

    - forecast consumer demand.

    If we are unsuccessful in addressing these risks and uncertainties, our business, financial condition and results of operations will be harmed.

WE HAVE A HISTORY OF LOSSES, AND WE EXPECT LOSSES FOR THE FORESEEABLE FUTURE

    Since our inception in 1994, we have incurred significant net losses, resulting primarily from the costs of marketing programs to attract new customers, the development of our websites and proprietary databases and the growth of our operational infrastructure. In the six months ended November 30, 1999, we had a net loss of $3.0 million, and as of November 30, 1999, we had an accumulated deficit of approximately $4.8 million. We expect consolidated operating losses to continue for the foreseeable future as a result of increasing sales and marketing expenses, additional product offerings and the costs associated with bringing our new distribution facility in Greensboro, North Carolina into full operation.

    We do not have sufficient cash to indefinitely sustain operating losses. Our potential profitability depends on our ability to generate and sustain substantially higher net sales while maintaining reasonable expense levels. If we do achieve profitability, we cannot be certain that we would be able to sustain or increase profitability on a quarterly or annual basis in the future.

IF WE DO NOT EXPAND SALES INTO OTHER SEGMENTS OF OUR MARKET, WE MAY NOT BE ABLE TO ACHIEVE OUR DESIRED REVENUE GROWTH

    We derive nearly all of our revenue from the sale of party products to young families with a specific focus on children's birthday parties. In order to achieve our desired revenue growth, we believe it will be necessary to successfully expand our business beyond young family and children's birthday party products. We intend to expand the number of party themes we offer in other categories; however, our management does not have meaningful experience with these new themes or categories. Each new theme offered by us will likely be untested and subject to rejection by the marketplace. Our future success is in part dependent on our ability to expand our products and services into new product categories, and we may not be successful in these efforts.

WE RELY ON A RELATIVELY NEW MANAGEMENT TEAM AND DEPEND ON KEY PERSONNEL TO GROW OUR BUSINESS

    Several key members of our management team have joined us since October 1, 1999, including: Gary Halperin, our Chief Financial Officer; Vicki Brummond, our Vice President of Business Development; and Melissa Stevens, our Vice President of Marketing. Our future success depends on these officers effectively working together with our original management team. Any of our officers or employees can terminate his or her employment with us at any time. The loss of the services of one or more of our key personnel could seriously interrupt our business, and we may not be able to successfully locate, hire, assimilate or retain replacements.

    We depend on the continued services and performance of our senior management and other key personnel, particularly Michael Jewell, our Co-Chief Executive Officer and President, and Jan Jewell, our Co-Chief Executive Officer and Chief Creative Officer. Although we maintain and are the beneficiary of separate
$1.0 million "key person" life insurance policies for both Michael and Jan Jewell, we do not believe the proceeds would be adequate to compensate for the loss of either individual.

    Our Co-Chief Executive Officers, Michael and Jan Jewell, are married to each other. This relationship may affect, among other things, the management style and decision-making process of the senior management team and may produce results different from those that would be expected if our Co-Chief Executive Officers were unrelated. In addition, a change in their personal relationship may affect the continued service of one or both of them.

FAILURE TO SUCCESSFULLY PROMOTE AND MAINTAIN OUR BRANDS WOULD ADVERSELY AFFECT OUR BUSINESS

    Building and maintaining recognition of our brands is critical to attracting and expanding our customer base. Because we plan to continue building brand recognition, we will need to increase our financial commitment to creating and maintaining brand awareness. We cannot be certain that our marketing efforts or brands will attract new customers, retain existing customers or encourage repeat purchases. If these efforts do not result in an associated increase in our sales, our business would be adversely affected.

FAILURE OF OUR STRATEGIC RELATIONSHIPS TO ATTRACT CUSTOMERS COULD HARM OUR BUSINESS

    We have established relationships with online and offline businesses and plan to establish new relationships with businesses that complement our strategic objectives. We cannot be certain that any of these relationships will be successful in attracting new customers, that we will be able to maintain these relationships, or that we will be able to enter into similar relationships in the future. For example, we recently entered into an agreement with Buena Vista Internet Group in which we pay for banner ads and links on the Disney.com and Family.com websites. Because our agreement with Buena Vista Internet Group was only recently established, it is uncertain whether we will benefit from this relationship. Our current strategic relationships may evolve over time or be terminated, and we may be unable to establish additional strategic relationships in the future.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AGAINST CURRENT AND FUTURE
COMPETITORS

    We believe the market for party supplies is highly fragmented and that the electronic commerce market in which we operate is new, rapidly evolving and intensely competitive. We expect competition to intensify in the future as competitors enter our market and launch new websites. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could seriously harm our net sales and results of operations.

    We currently compete with a variety of other companies, including:

    - party goods superstores such as Party City;

    - traditional card and gift specialty retailers such as Hallmark;

    - mass merchandisers such as Wal-Mart;

    - supermarkets and drugstores such as Safeway and Walgreens;

    - catalog retailers of novelty items such as Oriental Trading Co. and Ace Novelty; and

    - other online retailers of party goods such as BirthdayUSA.com and GreatEntertaining.com.

    Some of our competitors have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Many of these competitors can also devote substantially more resources to website development and may be able to better leverage their customer bases and strategic relationships. In addition, large, well-established or well-financed entities may join with our online competitors, Internet retailers or other companies as the use of the Internet increases.

    Our competitors may be able to secure products from vendors on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing or inventory availability policies than we can. Traditional store-based retailers also enable customers to see and feel products in a manner that is not possible over the Internet. Our online competitors may adopt new technologies that have greater performance and features than our systems. Additionally, new technologies and the expansion of existing technologies, such as price comparison programs, may increase competition. Dealing with these competitors may require significant additional expenditures and could affect our results of operations. We cannot be sure that we will be able to compete successfully against these competitors.

FLUCTUATIONS IN THE PRICE OF PAPER MAY INCREASE OUR COSTS AND MAKE OUR EXPENSES DIFFICULT TO PREDICT

    We are vulnerable to fluctuations in the price of paper stock. Paper goods comprise a significant portion of our total inventory. In addition, a portion of our marketing expenditures is related to direct marketing efforts, which include printed promotional materials. If the price of paper increases significantly, we may be unable to pass the additional costs on to our customers, and our financial condition and results of operations will be negatively affected. In addition, fluctuations in the price of paper may make it difficult for us to accurately forecast our expenses.

IF WE EXPERIENCE DIFFICULTIES WITH OUR PRODUCTION FACILITIES, WE MAY EXPERIENCE DELAYS, DEPLETE OUR INVENTORY OR LOSE CUSTOMERS

    We produce paper goods, including plates, cups and invitations, thank-you notes, centerpieces, place mats and favor boxes for 24 of our party themes, which, along with related sourced products, accounted for over 40% of our revenue during the three months ended November 30, 1999. Because we do not have duplicate production equipment, a failure of one of our machines could halt our production process. Because our equipment was custom designed, spare parts or repair technicians may not be immediately available. We do not keep extra inventory in our warehouse to compensate for delays in production, and an extended mechanical failure could severely deplete our inventory, result in decreased sales and loss of customers.

IF WE ARE NOT ABLE TO OBTAIN SUFFICIENT QUANTITIES OF POPULAR THEMED DECORATIONS OR PRODUCTS, INCLUDING LICENSED PRODUCTS, IN A TIMELY MANNER, OUR NET SALES MAY DECREASE

    Our success depends on our ability to purchase products in sufficient quantities at competitive prices. We purchase many of our products internationally, a strategy that is subject to inherent risks and challenges that could affect our operations, including unexpected changes in international regulatory requirements and difficulties in developing new supplier relationships and in obtaining import licenses. Additionally, we do not have long-term or exclusive arrangements with any vendor or distributor that guarantee the availability of such materials or products. Therefore, we do not have a predictable or guaranteed supply of such materials or products.

    Our future sales are contingent upon our ability to obtain licenses or to obtain licensed products from third party suppliers. In many instances, these licenses could be terminated for no reason or on very short notice or be modified to be less favorable to us or more favorable to our competitors. In addition, products for which we currently hold licenses, or other popular products in our industry may be licensed exclusively to our competitors. We cannot be certain we will have access to any licensed products in sufficient quantities and this could materially harm our business.

FAILURE OF THIRD PARTIES TO DELIVER OUR PRODUCTS IN A COST EFFECTIVE AND TIMELY MANNER COULD CAUSE US TO LOSE CUSTOMERS

    We rely upon other parties for product shipments, including shipments to and from our Kirkland, Washington and Greensboro, North Carolina facilities. It is possible that events beyond our control, such as a strike or other disruption, may affect the ability of other parties to deliver materials to our facilities or our merchandise to customers. Any such event could negatively affect our business. Our customer orders are often time-sensitive and any delays by our third-party shipment providers could cause us to lose customers.

    Our third-party shipment providers may also increase the charges for their shipping services. We currently offer shipping incentives as a means to acquire and retain customers. We may not be able to pass on any future shipping charges to our customers and any increase in shipping charges could negatively affect our business.

WE MAY EXPERIENCE DIFFICULTY INTEGRATING OUR NEW DISTRIBUTION FACILITY

    We are not experienced in coordinating and managing multiple distribution facilities. We also do not have experience managing operations in geographically distant locations. We have recently leased a second distribution facility in Greensboro, North Carolina, which we began using in early 2000 to supplement the distribution operations of our Kirkland, Washington facility. We are also in the process of installing and testing a new automated inventory management system in the North Carolina facility. We have no prior experience with the inventory management system to be implemented in our North Carolina facility and may encounter unexpected difficulties in implementing this system. It is possible that delays, cost overruns or other complications associated with opening the North Carolina facility or the implementation of the new inventory management system could negatively affect our business. Additionally, we have no experience in the North Carolina labor market and may face difficulty hiring and integrating new employees to staff the North Carolina facility.

OUR CUSTOMER AND PROSPECT DATABASES ARE CRITICAL TO OUR SUCCESS

    Failure to keep our proprietary customer and prospect databases current, or any damage or destruction of the information in these proprietary databases, could seriously harm our business. Our inability to expand our databases of customers and prospects and create targeted online and offline direct marketing offers, or our failure to enhance and refine our techniques for segmenting this information to maximize its usefulness may harm our business. In addition, if federal or state governments enact privacy legislation resulting in the increased regulation of mailing lists, we could experience increased costs in complying with potential regulations concerning the solicitation of consents to keep or add customer names to our physical or electronic mailing lists or otherwise be unable to achieve the desired database growth.

CHANGES IN CONSUMER DEMAND MAY RENDER A PORTION OF OUR INVENTORY OBSOLETE AND DECREASE OUR SALES

    Rapidly changing trends in consumer tastes and preferences for party supplies and accessories subject us to inventory risk. It is critical to our success that we accurately forecast consumer demand. The demand for specific products can change between the time the products are ordered by us and the date we receive them. If we underestimate consumer demand, we may disappoint customers and lose potential sales to our competitors. In addition, if our products do not achieve sufficient consumer acceptance, or if we overstock unpopular products, we may be required to take significant inventory markdowns, which could reduce our net sales and gross margins.

FAILURE TO ADAPT TO CHANGING TECHNOLOGY MAY NEGATIVELY AFFECT OUR BUSINESS

    The Internet and online commerce are rapidly changing. To remain competitive, we must continue to enhance and improve the functionality and features of our online stores, telephone order system, computer network and the systems we use to process customers' orders and payments. If competitors introduce new products and services embodying new technologies, or are better able to use new or existing technologies, or if new industry standards and practices emerge, and we do not respond quickly and effectively, our existing websites and proprietary technology and systems may become obsolete and customers could stop using our websites. Our business could also be negatively affected by technical difficulties, system downtime or heavy congestion on the Internet.

WE MAY BE LIABLE IF THIRD PARTIES MISAPPROPRIATE OUR USERS' PERSONAL INFORMATION

    If third parties were able to penetrate our network security or otherwise misappropriate our users' personal information, we could be subject to liability. Our liability could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims as well as for other misuses of personal information, such as unauthorized marketing purposes. These claims could result in costly and time-consuming litigation which could adversely affect our financial condition. In addition, the Federal Trade Commission and state agencies have been investigating various Internet companies regarding their use of personal information very similar to the personal information that we collect from users of our websites. We could incur additional expenses or otherwise lose our ability to grow our database if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated.

WE MAY BE SUED FOR INFORMATION RETRIEVED FROM OUR WEBSITES OR FROM OUR PRINTED MATERIALS

    We may be subject to claims for defamation, negligence, copyright or trademark infringement, personal injury or other legal theories relating to the information we publish on our online sites or in our printed materials. These types of claims have been brought in the past, sometimes successfully, against online services as well as other publishers of printed materials. We could also be subject to claims based upon the content that is accessible from our online sites through links to other online sites or through content and materials that may be posted by members in chat rooms or on bulletin boards. Our insurance, which covers commercial general liability, may not adequately protect us against these types of claims.

INTELLECTUAL PROPERTY CLAIMS AGAINST US CAN BE COSTLY AND COULD IMPAIR OUR BUSINESS

    Other parties may assert infringement or unfair competition claims against us. To date, we have not been notified of any such claims. We cannot predict whether third parties will assert claims of infringement against us, or whether any future assertions or prosecutions will harm our business. If we are forced to defend against any such claims, whether they are with or without merit or are determined in our favor, we may face costly litigation, diversion of technical and management personnel or product shipment delays. As a result of such a dispute, we may have to develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. If there is a successful claim of product infringement against us, and we are unable to develop non-infringing technology or license the infringed or similar technology on a timely basis, it could impair our business.

IF THE PROTECTION OF OUR TRADEMARKS AND PROPRIETARY RIGHTS IS INADEQUATE, OUR BRANDS AND REPUTATION COULD BE IMPAIRED, AND WE COULD LOSE CUSTOMERS

    The steps we take to protect our proprietary rights may be inadequate. We regard our copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to our success. We rely on trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers and others to protect our proprietary rights; however, we cannot be certain that this protection will be adequate. "Birthday Express" and "Great Days" are registered with the United States Patent and Trademark Office, and we have recently filed federal trademark and service mark applications for "CelebrateExpress.com" and "BirthdayExpress.com." Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which we will offer our products and services. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to ours, or infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

WE MAY INCUR SIGNIFICANT COSTS OR EXPERIENCE PRODUCT AVAILABILITY DELAYS IN COMPLYING WITH REGULATIONS APPLICABLE TO THE MANUFACTURE OF OUR PRODUCTS

    We use a variety of water-based inks, paper and coatings in the manufacture of our paper party products. We are required to maintain our manufacturing operations in compliance with United States federal, state and local laws and regulations, including but not limited to rules and regulations associated with CERCLA, FDA and OSHA. Our failure to comply with current or future laws and regulations applicable to our business, or to pass annual inspections of our facilities by regulatory bodies, could harm our business.

OUR FACILITIES AND SYSTEMS ARE VULNERABLE TO NATURAL DISASTERS AND OTHER UNEXPECTED PROBLEMS WHICH COULD DAMAGE OUR REPUTATION OR BRANDS AND REDUCE OUR NET SALES

    Our leased facility in Kirkland, Washington houses substantially all of our computer communications and information systems and our product development and production facilities. The occurrence of an earthquake, fire, flood, volcanic eruption or other natural disaster or unanticipated problems, such as power loss, telecommunications failure or break-in, could cause interruptions or delays in our business, loss of data or render us unable to accept and fulfill customer orders. We have no formal disaster recovery plan, and our business interruption insurance may not adequately compensate us for losses that may occur. In addition, the failure to obtain the data communications capacity required by us, as a result of human error, natural disaster or other operational disruptions, could result in interruptions in our online stores. The occurrence of any or all of these events could damage our reputation and brand and impair our business.

WE MAY BE ADVERSELY IMPACTED IF THE SOFTWARE, COMPUTER TECHNOLOGY AND OTHER SYSTEMS USED BY US OR OUR VENDORS ARE AFFECTED BY THE YEAR 2000 DATE CHANGE OR BY OTHER DATES OCCURRING IN THE YEAR 2000

    Any failure of our material systems, our vendors' material systems or the Internet to be Year 2000 compliant would harm us. Such consequences would include difficulties in operating our websites effectively, taking product orders, making product deliveries or conducting other fundamental parts of our business. Although January 1, 2000 is past, it is possible that problems have gone undetected, or that other dates in the Year 2000, such as February 29, 2000, may further affect computer software and systems. We are currently unable to assess completely whether our internal systems or the internal systems of our vendors have been affected by the Year 2000 date change or whether such systems will be affected by other dates occurring after January 1, 2000. It is possible that some of our vendors', distributors' and suppliers' internal systems have already been or will be negatively affected by the Year 2000 date change. If these parties have failed to remediate their Year 2000 exposure effectively, it could result in delays in deliveries of orders to us. At this time, we have not yet developed a contingency plan to address situations that may result if we or our vendors are unable to achieve Year 2000 compliance. The cost of developing and implementing such a plan, if necessary, could be material.

    Our business also depends indirectly on the Year 2000 compliance of the computer systems and financial services used by our consumers. A significant disruption in the ability of consumers to reliably access the Internet or our websites or to use their credit cards would have an adverse effect on demand for our services and would have a significant adverse effect on us.

                     RISKS RELATED TO THE INTERNET INDUSTRY

IF WE CANNOT PROTECT OUR DOMAIN NAMES, IT WILL IMPAIR OUR ABILITY TO
  SUCCESSFULLY BUILD OUR BRANDS

    We may be unable to acquire or maintain Internet domain names related to our brands in the United States and other countries in which we may conduct business. As a result, we may be unable to prevent third parties from acquiring and using domain names related to our brands. Such use could damage our brands and reputation and take customers away from our websites. The acquisition and maintenance of domain names is generally regulated by governmental agencies. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. If we cannot prevent others from using similar domain names, we may be unable to successfully build our brands, which could negatively affect our business.

OUR LONG-TERM SUCCESS DEPENDS ON THE DEVELOPMENT OF THE ELECTRONIC COMMERCE MARKET, WHICH IS UNCERTAIN

    Our future sales substantially depend upon the widespread acceptance and use of the Internet as an effective medium of commerce by consumers. Demand for recently introduced products and services over the Internet is subject to a high level of uncertainty. Although independent market research firms forecast worldwide Internet sales to grow substantially in the next few years, we cannot be certain our sales will grow at the same rate or at all. The development of the Internet as a viable commercial marketplace is subject to a number of risks, including the willingness of potential customers to shift their purchasing from traditional vendors to online vendors and the adequacy of communication services to promote the acceptance of the Internet as an effective commerce medium.

IF WE BECOME SUBJECT TO ADDITIONAL BURDENS ASSOCIATED WITH GOVERNMENT REGULATION, OUR SALES MAY DECLINE AND OUR BUSINESS MAY BE NEGATIVELY AFFECTED

    Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent. Laws and regulations may be adopted covering issues such as user privacy, pricing, content, taxation and quality of products and services. Any new legislation could hinder the growth in use of the Internet and decrease the acceptance and adoption of electronic commerce.

Federal, state and foreign governments might attempt to regulate our transmissions or levy sales or other taxes relating to our activities. The laws governing the Internet remain largely unsettled, even in areas where legislation has been enacted. It may take years to determine whether and how existing laws such as those governing taxation apply to the Internet. In addition, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection and privacy laws, both in the United States and abroad, which may impose additional burdens on companies conducting business online. The adoption or modification of laws or regulations relating to the Internet and other online services could cause our sales to decline and negatively affect our business.

                         RISKS RELATED TO THIS OFFERING

WE MAY APPLY THE NET PROCEEDS OF THIS OFFERING TO USES THAT DO NOT IMPROVE OUR RESULTS OF OPERATIONS OR INCREASE OUR MARKET VALUE

    Our management will have considerable discretion in the application of the net proceeds of this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds of this offering may be used for corporate purposes that do not increase our results of operations or our market value. Pending application of the proceeds, they may be placed in investments that do not produce income or that lose value. See "Use of Proceeds."

WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT FUNDS TO GROW OUR BUSINESS

    We currently believe the net proceeds from this offering, together with our current cash and cash equivalents, will be sufficient to fund our working capital and capital expenditure requirements for at least the next 12 months. However, due to our limited operating history and the nature of our industry, our future capital needs are difficult to predict. Therefore, we may require additional capital after this offering to support our operations or the expansion of our business. We may not be able to obtain additional funding, if required, in amounts or on terms acceptable to us. If we are unable to raise additional capital, our growth could be impeded.

EXECUTIVE OFFICERS, DIRECTORS AND AFFILIATED ENTITIES WILL CONTINUE TO HAVE SUBSTANTIAL CONTROL OVER CELEBRATEEXPRESS.COM AFTER THE OFFERING WHICH COULD DELAY OR PREVENT A CHANGE IN OUR CORPORATE CONTROL FAVORED BY OUR OTHER SHAREHOLDERS

    Executive officers, directors and affiliated entities, if acting together, would be able to significantly influence all matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combination transactions. These shareholders will beneficially
own, in the aggregate, approximately     % of our common stock following the
completion of this offering. In addition, our Co-Chief Executive Officers, Michael and Jan Jewell, are married to each other and collectively will control
approximately     % of our common stock after this offering. The interest of these shareholders may differ from the interests of other shareholders, and these shareholders, acting together, would be able to influence significantly all matters requiring approval by shareholders. As a result, these shareholders could approve or cause us to take actions of which you disapprove or that are contrary to your interest and those of other investors.

IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US EVEN IF DOING SO WOULD BE BENEFICIAL TO OUR SHAREHOLDERS

    Provisions of our Amended and Restated Articles of Incorporation, our Bylaws and Washington law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. See "Description of Capital Stock" and "Management--Board Composition" for a discussion of such anti-takeover provisions.

THERE HAS BEEN NO PRIOR MARKET FOR OUR COMMON STOCK, OUR STOCK PRICE MAY EXPERIENCE EXTREME PRICE AND VOLUME FLUCTUATIONS AND ANY VOLATILITY IN OUR STOCK PRICE COULD RESULT IN CLAIMS AGAINST US

    Prior to this offering, investors could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after the offering. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. The market price of our common stock may decline below the initial public offering price after this offering.

    Fluctuations in market price and volume are particularly common among securities of electronic commerce and other Internet companies. The market price of our common stock may fluctuate significantly in response to the following factors, some of which are beyond our control:

    - variations in quarterly operating results;

    - changes in market valuations of Internet and other electronic commerce companies;

    - announcements relating to significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

    - additions or departures of key personnel;

    - future sales of common stock; and

    - changes in financial estimates by securities analysts.

    In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its common stock. We may be the target of similar litigation. Securities litigation could result in substantial costs and divert management's time and attention.

SUBSTANTIAL FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET MAY DEPRESS OUR STOCK PRICE

    Our current shareholders hold a substantial number of shares, which they will be able to sell in the public market in the near future. All of the shares sold in this offering will be freely tradable, with the 5,056,619 other shares outstanding, based on the number of shares outstanding as of November 30, 1999, being restricted securities as defined in Rule 144 of the
Securities Act of 1933, as amended. Approximately             of those shares
will be freely tradable beginning 180 days after the effective date of this offering, and the remainder of these will become freely tradable at various times thereafter. Sales of a substantial number of shares of our common stock after this offering could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock.

THE PURCHASERS IN THIS OFFERING WILL IMMEDIATELY EXPERIENCE SUBSTANTIAL DILUTION IN NET TANGIBLE BOOK VALUE

    The initial public offering price is substantially higher than the book value per share of our outstanding common stock immediately after the offering. Accordingly, if you purchase common stock in the offering, you will incur immediate dilution of approximately $ in the book value per share of our common stock from the price you pay for our common stock.

THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES

    This prospectus contains forward-looking statements that relate to future events or our future financial performance, which involve risks and uncertainties. We use words such as "may," "will," "should," "would," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" and similar expressions to identify forward-looking statements. These statements are only predictions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risk factors above and elsewhere in this prospectus.

                                USE OF PROCEEDS

    Our net proceeds from the sale of the       shares of common stock we are
offering are estimated to be $      million, or $      million if the
underwriters' option to purchase additional shares is exercised in full,
assuming an offering price of $      per share and after deducting the
underwriting discounts and commissions and estimated offering expenses.

    We currently expect to use the gross proceeds for working capital and general corporate purposes, including increased sales and marketing expenses, and capital expenditures made in the ordinary course of business. In addition, we may use a portion of the net proceeds for the acquisition of product lines, technologies and businesses; however, we have no present commitments, agreements or ongoing negotiations with respect to any such acquisitions. Our management will have broad discretion concerning the allocation and use of the net proceeds of the offering to be received by us. Pending the uses described above, we will invest the net proceeds in short-term, investment grade, interest-bearing securities.

                                DIVIDEND POLICY

    We have never declared or paid cash dividends on our capital stock. We intend to retain any future earnings to fund the development and growth of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of November 30, 1999:

    - on an actual basis;

    - on a pro forma basis to reflect the conversion of all outstanding shares of convertible preferred stock into 3,038,819 shares of common stock; and

    - on a pro forma as adjusted basis to reflect the sale of     shares of
      common stock in this offering at an assumed initial public offering price
      of $      per share and the application of the net proceeds, after
      deducting underwriting discounts and commissions and our estimated offering expenses.

    The pro forma and pro forma as adjusted information set forth below is unaudited and should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                        NOVEMBER 30, 1999
                                                              -------------------------------------
                                                                                        PRO FORMA
                                                               ACTUAL     PRO FORMA    AS ADJUSTED
                                                              ---------   ----------   ------------
                                                               (IN THOUSANDS, EXCEPT SHARE AND PER
                                                                           SHARE DATA)
Current portion of long-term debt and capital lease
  obligations...............................................   $   138     $   138
                                                               =======     =======         ======
Long-term debt and capital lease obligations................   $   349     $   349
Mandatorily redeemable convertible preferred stock:
  Par value, $0.001--Authorized 3,150,005 shares actual and
    pro forma; 5,000,000 shares pro forma as adjusted:
    Series A: Designated 1,500,005 shares; issued and
      outstanding, 1,500,005 shares (preference in
      liquidation of $1.20 per share); no shares issued or
      outstanding, pro forma and pro forma as adjusted......     1,780          --
    Series B: Designated 1,650,000 shares; issued and
      outstanding, 1,538,814 (preference in liquidation of
      $8.32 per share); no shares issued or outstanding, pro
      forma and pro forma as adjusted.......................    12,663          --
Shareholders' equity (deficit):
  Common Stock--$0.001 par value; authorized 8,349,995
    shares; issued and outstanding 2,017,800 shares;
    5,056,619 shares pro forma;       shares, pro forma as
    adjusted................................................       475      14,918
  Unearned compensation.....................................      (452)       (452)
  Accumulated deficit of S corporation......................      (981)       (981)
  Accumulated deficit.......................................    (3,836)     (3,836)
                                                               -------     -------         ------
  Total shareholders' equity (deficit)......................    (4,794)      9,649
                                                               -------     -------         ------
    Total capitalization....................................   $ 9,998     $ 9,998
                                                               =======     =======         ======

    The outstanding share information in the table above is as of November 30, 1999 and excludes:

    - 1,039,800 shares issuable upon exercise of outstanding options at a weighted average exercise price of $3.80 per share; and

    - 232,400 shares available for future issuance under our 1999 Equity Incentive Plan.

                                    DILUTION

    If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the pro forma number of shares of common stock outstanding. As of November 30, 1999, our pro forma net tangible book value was approximately
$9.6 million, or $1.91 per share of common stock. Without taking into account any other changes in net tangible book value after November 30, 1999, other than to give effect to the receipt by us of the net proceeds from the sale of the shares of common stock offered by us at an assumed initial public
offering price of $      per share, our pro forma net tangible book value at
November 30, 1999 would have been approximately $      million, or $      per
share. This represents an immediate increase in net tangible book value of $ per share to existing shareholders and an immediate dilution of $ per share to new investors purchasing shares at the initial public offering price. The following table illustrates this per share dilution.

Assumed initial public offering price per share.............              $

Pro forma net tangible book value per share as of November
  30, 1999..................................................   $1.91

Increase per share attributable to new investors............
                                                               -----

Pro forma net tangible book value per share after the
  offering..................................................
                                                                          ------

Dilution per share to new investors.........................
                                                                          ======

    The following table summarizes on a pro forma basis as of November 30, 1999, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid to us by existing shareholders and by new investors purchasing shares of common stock in this offering. The information presented is based upon an assumed initial public offering price of
$      per share, before deducting estimated underwriting discounts and commissions and estimated offering expenses.

                                              SHARES PURCHASED      TOTAL CONSIDERATION
                                            --------------------   ----------------------   AVERAGE PRICE
                                             NUMBER     PERCENT      AMOUNT      PERCENT      PER SHARE
                                            ---------   --------   -----------   --------   -------------
Existing shareholders.....................  5,056,619         %    $15,262,690         %        $3.02
New investors.............................
                                            ---------    -----     -----------    -----
Total.....................................               100.0%    $              100.0%
                                            =========    =====     ===========    =====

    The information presented above with respect to existing shareholders assumes the conversion of outstanding convertible preferred stock into an aggregate of 3,038,819 shares of common stock upon the closing of this offering. This information is as of November 30, 1999 and excludes:

    - 1,039,800 shares of common stock issuable upon exercise of options outstanding at a weighted average exercise price of $3.80 per share; and

    - 232,400 shares of common stock available for future issuance under our 1999 Equity Incentive Plan.

    The issuance of common stock in connection with the exercise of these options will result in further dilution to new investors. See "Management--1999 Amended and Restated Equity Incentive Plan" and Note 8 of notes to consolidated financial statements.

                            SELECTED FINANCIAL DATA

    You should read the following selected consolidated financial data in conjunction with our consolidated financial statements and the related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus. The selected data in this section is not intended to replace the consolidated financial statements.

    The consolidated statement of operations data set forth below for the fiscal years ended May 31, 1997, 1998 and 1999, and consolidated balance sheet data as of May 31, 1998 and 1999 have been derived from our audited consolidated financial statements included elsewhere in this prospectus, which have been audited by Deloitte & Touche LLP, independent auditors. The consolidated balance sheet data as of May 31, 1997 have been derived from our audited consolidated financial statements not included in this prospectus. The consolidated statement of operations data for the fiscal years ended May 31, 1995 and 1996 and the selected consolidated balance sheet data as of May 31, 1995 and 1996 have been derived from our unaudited consolidated financial statements not included in this prospectus. The consolidated statement of operations data for the six months ended November 30, 1998 and 1999 and consolidated balance sheet data as of November 30, 1999, have been derived from our unaudited consolidated financial statements which, in the opinion of management, have been prepared on the same basis as the audited consolidated financial statements and reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of operations and financial position. The pro forma information written is unaudited and is presented as if the conversion of preferred stock had occurred on November 30, 1999. The historical results do not necessarily indicate the results you should expect in any future period.

                                                                                                                  SIX MONTHS
                                                                                                                     ENDED
                                                                       YEARS ENDED MAY 31,                       NOVEMBER 30,
                                                       ----------------------------------------------------   -------------------
                                                         1995       1996       1997       1998       1999       1998       1999
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net sales...........................................    $1,155     $3,580     $6,179     $9,558    $13,136     $5,656    $10,659
Cost of goods sold..................................       754      2,126      3,066      4,869      7,069      2,929      5,928
Gross profit........................................       401      1,454      3,113      4,689      6,067      2,727      4,731
Operating expenses:
  Sales and marketing...............................       585      1,292      2,734      4,376      5,916      2,610      6,438
  General and administrative........................       108        193        327        596        716        321        619
  Product development...............................       138        117        131        346        490        225        748
                                                        ------     ------     ------     ------    -------     ------    -------
    Total operating expenses........................       831      1,602      3,192      5,318      7,122      3,156      7,805
                                                        ------     ------     ------     ------    -------     ------    -------
Loss from operations................................      (430)      (148)       (79)      (629)    (1,055)      (429)    (3,074)
Other income (expense), net.........................         1         (4)       (31)       (87)      (126)       (66)       108
Net loss............................................    $ (429)    $ (152)    $ (110)    $ (716)   $(1,181)    $ (495)   $(2,966)
                                                        ======     ======     ======     ======    =======     ======    =======
Net loss per common share--basic and diluted........    $(0.61)    $(0.20)    $(0.08)    $(0.36)   $ (0.59)    $(0.25)   $ (1.47)
                                                        ======     ======     ======     ======    =======     ======    =======
Pro forma net loss per common share--basic and
  diluted...........................................                                               $ (0.40)              $ (0.65)
                                                                                                   =======               =======
Weighted average shares outstanding.................       708        762      1,438      1,978      2,001      1,988      2,016
                                                        ======     ======     ======     ======    =======     ======    =======
Pro forma weighted average shares outstanding.......                                                 2,951                 4,596
                                                                                                   =======               =======

                                                                           MAY 31,                            NOVEMBER 30, 1999
                                                     ----------------------------------------------------   ---------------------
                                                       1995       1996       1997       1998       1999      ACTUAL    PRO FORMA
                                                     --------   --------   --------   --------   --------   --------   ----------
                                                                                    (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.........................     $ 27       $ 29      $   64    $    76    $   127    $ 7,119     $ 7,119
Working capital (deficit).........................       64        (84)       (197)    (1,398)      (741)     7,919       7,919
Total assets......................................      317        472       1,356      1,816      2,912     11,872      11,872
Long-term debt and capital lease obligations......      107         45         193         92        400        349         349
Mandatorily redeemable convertible preferred
  stock...........................................       --         --          --         --      1,780     14,443          --
Total shareholders' equity (deficit)..............       37        (50)        (39)      (750)    (1,909)    (4,794)      9,649

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We were incorporated as Birthday Express, Inc. on June 15, 1994, at which time we launched our first official direct marketing campaign. In April 1996, we established our Birthday Express.com website; however, our online operations did not comprise a significant part of our business until late 1998. In 1997, we began the process of acquiring and customizing production equipment and expanding our proprietary designs, and in December 1998, we began producing products in our Kirkland, Washington facility. Since May 1999, we have increased the depth of our management team to include a Vice President of Marketing, Vice President of Business Development, Chief Technology Officer, Vice President of Operations and Chief Financial Officer. In January 2000, we changed our name to CelebrateExpress.com, Inc. and opened a fulfillment center in Greensboro, North Carolina to expand our distribution capacity and reduce shipping expenses.

    Our sales consist of products ordered, and related shipping fees paid by our customers. We recognize revenue at the time our products are shipped, net of any discounts and reserves for expected returns. Approximately 93% of customer purchases are made with credit cards, and we generally receive payment from credit card companies within one to two business days after shipment of product. We carry inventory at the lower of cost or market value and use the first-in-first-out method to determine cost. We expense advertising and promotional costs as incurred. In the case of direct marketing campaigns, costs are capitalized at the time incurred and amortized over the period that we market our promotional materials to potential customers.

    We incurred net losses of $110,000 in 1997, $716,000 in 1998 and $1.2 million in 1999 for each of the fiscal years ended May 31. For the six months ended November 30, 1999, our net loss was $3.0 million. As of November 30, 1999, we had an accumulated deficit of approximately $4.8 million. The net losses resulted primarily from costs associated with marketing programs to attract new customers, the development of our websites and proprietary databases and the development of our operational infrastructure.

    We plan to invest heavily in marketing and promotion, the hiring of additional employees and the enhancement of our websites and operational infrastructure. Therefore, we expect to incur increasing sales and marketing, product development and general and administrative expenses. As a result, we will need to generate higher revenue to achieve and maintain profitability, although we may never be able to do so. If our revenue growth is slower than anticipated, or our operating expenses exceed our expectations, our losses will be significantly greater.

SIX MONTHS ENDED NOVEMBER 30, 1998 AND 1999

    NET SALES. Net sales consist of product sales and outbound shipping charges, net of any discounts and reserves for expected returns. Net sales increased from $5.7 million for the six months ended November 30, 1998 to $10.7 million for the six months ended November 30, 1999. The increase in net sales primarily resulted from expanded marketing efforts and the introduction of new product lines.

    COST OF GOODS SOLD. Cost of goods sold consists primarily of the cost of merchandise, production costs and inbound and outbound shipping charges. Cost of goods sold increased from $2.9 million for the six months ended November 30, 1998 to $5.9 million for the six months ended November 30, 1999. The increase in cost of goods sold as a percentage of net sales from 51.8% to 55.6% primarily reflects an increase in promotional discounts such as coupons and free shipping programs as well as increased shipping costs.

    SALES AND MARKETING. Sales and marketing expenses consist primarily of advertising costs, order processing and fulfillment costs, credit card costs and the salary and benefits of our sales, marketing and customer service personnel. Advertising costs include online marketing efforts, print advertising and direct marketing campaigns. Sales and marketing expenses increased from $2.6 million for the six months ended November 30, 1998 to $6.4 million for the six months ended November 30, 1999. This primarily reflected an increase in the overall costs of customer service and order processing to handle the 88.5% increase in revenue, as well as increased costs related to direct marketing and advertising and increasing the size of our marketing department. We intend to continue to pursue an aggressive marketing strategy to attract new customers. Therefore, we expect sales and marketing expenses to increase significantly in future periods.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist of salaries and related costs for our executive, administrative and finance personnel, support services, professional fees and deferred compensation, as well as general corporate expenses such as rent and depreciation. General and administrative expenses increased from $321,000 for the six months ended November 30, 1998 to $619,000 for the six months ended November 30, 1999. This increase was primarily attributable to increased personnel. As we continue to increase our operational infrastructure to support our growth, we expect general and administrative expenses to increase. For the six months ended November 30, 1999, we recorded total unearned compensation of $459,000 in connection with option grants to employees and directors, which represents the difference between the deemed fair value of the common stock and the exercise price at the time the options were granted. Amortization of unearned compensation during the six months ended November 30, 1999 was $76,000.

    PRODUCT DEVELOPMENT. Product development expenses primarily consist of payroll and related expenses for website personnel, site hosting fees, Web content and design expenses, merchandising and graphic layout artists. Product development expenses increased from $225,000 for the six months ended November 30, 1998 to $748,000 for the six months ended November 30, 1999. This increase is the result of expenses incurred to improve our website interfaces, the introduction of new technology and the overall expansion of our proprietary product design department. We intend to continue to build the infrastructure necessary to provide a high level of service on our websites. Therefore, we expect product development expenses to increase in the future.

    OTHER INCOME (EXPENSE), NET. Other income (expense), net consists primarily of earnings on our cash and cash equivalents and interest payments on our loan and lease agreements. Other income (expense), net increased from an expense of ($66,000) for the six months ended November 30, 1998 to income of $107,000 for the six months ended November 30, 1999, primarily due to $152,000 of interest income earned on the proceeds of our Series B preferred stock issued in July and August 1999.

FISCAL YEARS ENDED MAY 31, 1997, 1998 AND 1999.

    NET SALES. Net sales increased from $6.2 million in 1997 to $9.6 million in 1998 and to $13.1 million in 1999. The increase in net sales reflects expanded marketing efforts and the introduction of new product lines.

    COST OF GOODS SOLD. Cost of goods sold increased from $3.1 million in 1997 to $4.9 million in 1998 and to $7.1 million in 1999. The increase from 49.6% in 1997 to 50.9% in 1998 was primarily the result of increased shipping expenses due to price increases from independent carriers. The increase from 50.9% in 1998 to 53.8% in 1999 was primarily due to the costs associated with establishing our in-house production facility, including labor costs and depreciation on equipment. Most of these costs are fixed. Our production facility is currently running at less than 25% capacity, and we expect that at higher production levels these costs would become a lower percentage of total cost of goods sold.

    SALES AND MARKETING. Sales and marketing expenses increased from $2.7 million in 1997 to $4.4 million in 1998 and to $5.9 million in 1999. The overall increase in sales and marketing expenses reflects expanded marketing efforts to attract new customers and an increase in labor costs to support our growing business. Expanded marketing efforts accounted for $847,000 of the increase from 1997 to 1998 and $328,000 of the increase from 1998 to 1999. The increases in labor costs represented $584,000 of the increase from 1997 to 1998 and $846,000 of the increase from 1998 to 1999. Overall, sales and marketing expenses represented 44.2%, 45.8% and 45.0% of net sales for each of the years ended May 31, 1997, 1998 and 1999.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased from $327,000 in 1997 to $596,000 in 1998 and to $716,000 in 1999. The increases from 1997 to 1998 and from 1998 to 1999 primarily reflected the costs associated with hiring additional personnel.

    PRODUCT DEVELOPMENT. Product development expenses increased from $131,000 in 1997 to $346,000 in 1998 and to $490,000 in 1999. These increases were the result of the expansion of our in-house capacity to develop proprietary products and enhancements to our websites to increase their functionality and ease of use.

    OTHER INCOME (EXPENSE), NET. Other income (expense), net decreased from an expense of $(31,000) in 1997 to an expense of $(87,000) in 1998 and to an expense of $(126,000) in 1999. This decrease was primarily attributable to interest expense charged on various short-term and long-term notes.

    INCOME TAXES. As of May 31, 1999, we had net operating loss carryforwards for federal income tax purposes of $503,000, which expire in 2014. We have provided a full valuation allowance on the deferred tax asset because of uncertainty regarding its utilization. Changes in the ownership of our common stock, as set forth in the Internal Revenue Code of 1986, may restrict our ability to realize the benefit of the carryforwards. To date, we have not been required to make any federal income tax payments.

QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth unaudited, quarterly consolidated statements of operations data for the six quarters ended November 30, 1999. In the opinion of management, this unaudited information has been prepared on the same basis as the annual consolidated financial statements and includes all adjustments (consisting only of normal recurring adjustments) necessary for the fair presentation of our results of operations for those periods. This information should be read in conjunction with the consolidated financial statements and related notes appearing elsewhere in this prospectus. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.

                                                                   THREE MONTHS ENDED
                                             ---------------------------------------------------------------
                                             AUG. 31,   NOV. 30,   FEB. 28,   MAY 31,    AUG. 31,   NOV. 30,
                                               1998       1998       1999       1999       1999       1999
                                             --------   --------   --------   --------   --------   --------
                                                                     (IN THOUSANDS)
Net sales..................................   $2,786     $2,870     $2,940     $4,540     $5,088     $5,571
Cost of goods sold.........................    1,495      1,434      1,599      2,541      2,783      3,146
                                              ------     ------     ------     ------     ------    -------
Gross profit...............................    1,291      1,436      1,341      1,999      2,305      2,425
                                              ------     ------     ------     ------     ------    -------
Operating expenses:
  Sales and marketing......................    1,258      1,363      1,440      1,881      2,514      3,922
  General and administrative...............      151        160        165        239        295        325
  Product development......................       88        136        113        128        228        520
                                              ------     ------     ------     ------     ------    -------
    Total operating expenses...............    1,497      1,659      1,718      2,248      3,037      4,767
                                              ------     ------     ------     ------     ------    -------
  Loss from operations.....................     (206)      (223)      (377)      (249)      (732)    (2,342)
  Other income (expense), net..............      (31)       (35)       (24)       (36)        14         93
                                              ------     ------     ------     ------     ------    -------
    Net loss...............................   $ (237)    $ (258)    $ (401)    $ (285)    $ (718)   $(2,249)
                                              ======     ======     ======     ======     ======    =======

    Our net sales increased over the six quarters as a result of sales to new customers, repeat purchases by existing customers and overall growth. Gross profit decreased primarily due to promotional discounts and free shipping incentives to acquire customers, increased shipping costs and the costs associated with our in-house production facilities. Our sales and marketing, product development and general and administrative expenses increased as we built our operational infrastructure and marketed our solution to new customers.

LIQUIDITY AND CAPITAL RESOURCES

    We have financed our operations primarily through the sale of preferred stock, capital lease obligations and short-term notes. During 1997, we obtained related party short-term notes totaling $1.0 million. As of November 30, 1999, we received $13.7 million from the issuance of preferred stock, net of issuance costs. Of this amount, $1.0 million was received in October 1998 and $12.7 million in July and August 1999. In October 1998, we converted $780,000 of promissory notes into preferred stock. In fiscal 1999, we entered into $546,000 of secured equipment loans.

    Net cash used in operating activities was $3,975,000 for the six months ended November 30, 1999, $54,000 for fiscal year 1997, $455,000 for fiscal year 1998 and $656,000 for fiscal year 1999. Net cash used in operating activities consisted primarily of net losses as well as increased inventory balances. Our inventory balances increased $59,000 in 1998, $655,000 in 1999 and $891,000 for the six months ended November 30, 1999. These increases reflect the increases in our sales volume and are offset by increases in accounts payable of $79,000 for fiscal year 1998 and $918,000 for fiscal year 1999. As of November 30, 1999, accounts payable balance decreased by $763,000 due to the availability of cash from the Series B preferred stock financing.

    Net cash used in investing activities was $1.3 million for the six months ended November 30, 1999, $275,000 for fiscal year 1997, $443,000 for fiscal year 1998 and $523,000 for fiscal year 1999, and reflects purchases of equipment commensurate with the overall growth of our business. Net cash used in investing activities consists primarily of capital expenditures for computers, software and office furniture as well as the costs to acquire our production facilities.

    Net cash provided from financing activities was $12.3 million for the six months ended November 30, 1999, $364,000 for fiscal year 1997, $911,000 for fiscal year ended May 31, 1998 and $1.2 million for the fiscal year ended
May 31, 1999. The $12.3 million in the six months ended November 30, 1999 consists of the proceeds from the Series B preferred stock financing and the pay down of our short-term notes. Financing activities for the year ended May 31, 1999 included proceeds from our Series A preferred stock financing and securing a long-term equipment loan.

    We currently anticipate that the net proceeds of this offering, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures through at least the next 12 months. We may need to raise additional funds prior to the expiration of such period if, for example, we pursue business or technology acquisitions or experience operating losses that exceed our current expectations. If we raise additional funds through the issuance of equity, equity-related or debt securities, such securities may have rights, preferences or privileges senior to those of the rights of our common stock and our shareholders may experience additional dilution. We cannot be certain that additional financing will be available to us on favorable terms when required, or at all.

YEAR 2000 COMPLIANCE

    Many currently-installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems may recognize a date using "00" as the year 1900 rather than the year 2000. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

    We expect most material Year 2000 compliance problems to have arisen on or immediately after January 1, 2000. As of January 11, 2000, we are not aware of any Year 2000-related problems associated with our internal systems or software or with the software and systems of our vendors, distributors or suppliers. It is possible, however, that further Year 2000-related problems will arise after January 1, 2000. For example, the date February 29, 2000 may present further problems for non-compliant systems or software.

    We do not expect to experience any material adverse effects on our business, financial condition or results of operations from any vendor, distributor or supplier who may experience Year 2000 problems after January 1, 2000. In addition, we have completed an internal assessment of all material information technology and non-information technology systems at our headquarters, including our accounting software, our network server and related software, our personal computers and related software and our telephone system. We believe that all of these systems either are or will be made Year 2000 compliant and will not be affected by dates after January 1, 2000. We are not currently aware of any Year 2000 problems relating to these systems which would harm our business, financial condition or results of operations. Any systems discovered to be non-compliant will be made Year 2000 compliant through normal upgrades of our software or hardware, or, when necessary, replacement of our software or hardware.

    COSTS. To date, we have not incurred any material costs in identifying or evaluating Year 2000 compliance issues. Most of our expenses have related to, and are expected to continue to relate to, the upgrades or replacements, when necessary, of software or hardware, as well as costs associated with time spent by employees in the evaluation process and Year 2000 compliance matters generally. These expenses are included in our capital expenditures budget and are not expected to be material to our financial position or results of operations. These expenses, however, if higher than anticipated, could have a material and adverse effect on our business, results of operations and financial condition.

    RISKS. We may not discover Year 2000 compliance problems in our systems that will require substantial revisions or replacements. In the event that the fulfillment and operational facilities that support our business, or our Web-hosting facilities, are not Year 2000 compliant, we may be unable to deliver goods or services to our customers and portions of our websites may become unavailable. In addition, we cannot be certain that third-party software, hardware or services incorporated into our systems will not need to be revised or replaced, which could be time-consuming and expensive. Our inability to fix or replace third-party software, hardware or services on a timely basis could result in lost revenue, increased operating costs and other business interruptions, any of which could harm our business, results of operations and financial condition. Moreover, the failure to adequately address Year 2000 compliance issues in our software, hardware or systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

    In addition, we cannot be certain that governmental agencies, utility companies, Internet access companies and others outside our control will be Year 2000 compliant. The failure by these entities to be Year 2000 compliant could result in a systemic failure beyond our control, including, for example, a prolonged Internet, telecommunications or electrical failure, which could also prevent us from offering our products to our users, decrease the use of the Internet or prevent users from accessing our services, any of which would have a material and adverse effect on our business, results of operations and financial condition.

    CONTINGENCY PLAN. We do not currently have a contingency plan to deal with the worst-case scenario that might occur if technologies on which we depend are affected by yet undetected problems associated with the Year 2000.

    If our present efforts to address the Year 2000 compliance issues discussed above are not successful, or if distributors, suppliers and other third parties with which we conduct business do not successfully address such issues, our users could seek alternate suppliers of our products and services. Any material Year 2000 problem could require us to incur significant unanticipated expenses to remedy and could divert our management's time and attention, either of which could have a material and adverse effect on our business, operating results and financial condition.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for all fiscal quarters for all fiscal years beginning after June 15, 2000. Although we do not believe SFAS No. 133 will have a material impact on our financial statements, because of the complexity of SFAS No. 133, the ultimate impact has not yet been determined.

MARKET RISK

    Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term instruments. Due to the nature of our short-term investments, we have concluded that there is no material interest rate risk exposure. We have long term debt which is primarily at fixed rates, therefore we have concluded that there is no material exposure to interest rate risk.

                                    BUSINESS

OVERVIEW

    We are a leading online destination for party supplies and services. Through our CelebrateExpress.com and BirthdayExpress.com websites, we offer consumers a large selection of theme-related party supplies in customized assortments and quantities, as well as detailed party planning content. We believe our vertically-integrated, direct-to-consumer business model creates significant advantages over our competitors including lower product costs, greater merchandise availability and broader selection. By combining our large selection of unique products with extensive party planning advice, we offer consumers a one-stop shopping solution that reduces the amount of stress, time and effort involved in planning an event or celebration.

    Over the past year, we have grown our net sales and customer base, maintained high gross margins and established a leading online destination to serve our market. As of November 30, 1999, our database included profiles on over 550,000 customers. In the six months ended November 30, 1999, we generated $10.7 million in net sales and gross margins of over 44%.

INDUSTRY BACKGROUND

GROWTH OF THE INTERNET AND ELECTRONIC COMMERCE

    The Internet has emerged as a significant global medium for communication and commerce. International Data Corporation (IDC) estimates that the number of users worldwide accessing the Internet will increase from approximately
196 million at the end of 1999 to approximately 502 million by the end of 2003. Jupiter Communications also estimates that the number of U.S. households online will increase from approximately 45 million in 1999 to 68 million by the end of 2003, approximately two-thirds of all U.S. households. As the number of Internet users grows, the amount of online commerce is expected to increase at an even greater rate. According to IDC, the amount of commerce conducted over the Internet will top $1.3 trillion by 2003, and Forrester Research estimates that business to consumer sales over the Internet will increase from $20 billion in 1999 to $144 billion by 2003. We believe that the unique capabilities of the Internet, particularly in situations where broad product selection, availability of information and convenience are important to consumers, will result in the continued adoption of the Internet as a means for conducting transactions.

WOMEN AND YOUNG FAMILIES

    Women and young families represent an increasingly significant and fast-growing segment of Internet users. IDC estimates that of all U.S. households online in 1999, approximately 43% consisted of families with children under the age of 18. According to Jupiter Communications, women are expected to represent approximately 78.9 million, or the majority, of U.S. Internet users by the end of 2003. For the six months ended November 30, 1999, women placed over 85% of orders on our websites, and we believe that women and young families represent an important demographic audience for party supplies and services.

THE MARKET FOR PARTY SUPPLIES AND RELATED PRODUCTS

    Throughout the year, people of all ages observe special occasions, such as birthdays, anniversaries, graduations, baby and bridal showers, weddings, corporate events and holidays. The domestic retail party supplies industry, which includes sales of paper plates, cups, napkins, balloons, cards, costumes, party decorations and related products, grew from sales of $8.7 billion in 1996 to $11.4 billion in 1998 according to the trade publication PARTY & PAPER RETAILER. These amounts do not include other party-related products, including flowers, gifts and games which we believe represent significant market opportunities.

    Party supplies are distributed and sold in a highly-fragmented marketplace in which no complete source for theme-specific products exists. To preserve valuable shelf space and avoid the costs of carrying inventory, traditional retailers, such as party goods superstores, mass merchants, supermarkets, drugstores, and specialty retailers, often do not stock a broad or deep selection of products. We believe these retailers are generally unable to meet consumer needs due to their narrow product selections and limited ability to customize assortments and quantities for a specific event. The long supply chain from manufacturers to retail stores also limits the ability of retailers to respond to changing consumer preferences. As a result, consumers are often forced to expend considerable time and energy visiting multiple store locations to fulfill their party supply needs.

    We believe consumers also face difficulty in obtaining quick and easy access to reliable party planning advice, such as recommendations regarding theme, age-appropriate activities, decorating ideas, menu, venue and other details. We believe this is due, in part, to inexperienced and inadequately trained employees and other limitations of the traditional party supply retail channel. We believe there is a significant market opportunity for an electronic commerce company to meet the needs of underserved consumers in our market.

THE CELEBRATEEXPRESS.COM SOLUTION

    We are a leading online destination for party supplies and services. Through our CelebrateExpress.com and BirthdayExpress.com websites, we offer consumers a large selection of theme-related party supplies in customized assortments and quantities, as well as detailed party planning information. Our staff of 70 trained party planners is available via our websites and toll-free telephone service center to assist customers with their party and event planning needs, 24 hours a day, seven days a week. Our one-stop shopping solution reduces the stress associated with planning an event or celebration. In addition, we believe our vertically-integrated production and product sourcing create significant advantages over our competitors including lower product costs, greater merchandise availability and broader selection. By managing the process from product design and production to fulfillment, we believe we are able to offer our customers a convenient one-stop shopping solution that delivers superior value and a compelling shopping experience.

    Key elements of our solution include:

    CONVENIENT SHOPPING EXPERIENCE. By offering a broad selection of products, advice and information, we reduce the stress associated with planning an event or celebration. Our online stores, which are available 24 hours a day, seven days a week, organize our products into convenient and easy-to-navigate departments, such as party themes, favors, activities, gifts, games and costumes. Customers may choose from a variety of shipping options including UPS, Federal Express, United States Postal Service and Airborne Freight. Orders of in-stock items placed before 12:00 p.m. (Pacific time) can be delivered overnight to customers throughout the contiguous United States.

    PARTY PLANNING ADVICE AND CONTENT. Our websites feature theme-related party planning guides and information, including helpful decorating tips, activities, games and recipes. We also offer our online customers a party checklist to assist them in effectively planning events. In addition, our staff of over 70 trained party planners is available to process orders and offer party planning ideas and advice. Customers are able to contact our party planners via our "Live Help" feature on our websites and through our toll-free numbers 24 hours a day, seven days a week.

    SELECTION AND CUSTOMIZATION. By leveraging the Internet, our centralized distribution, and our design, production and fulfillment capabilities, we offer consumers a broad selection of party supplies. We offer an inventory of over 170 different party themes, 24 of which are our licensed or proprietary designs. Each of these themes can consist of as many as 50 individual items. Additionally, we offer our customers personalized products and customized order features that typically provide a greater number of options than a traditional retailer. We allow our customers to customize their orders to match the exact number of guests, order a la carte items and personalize products, such as historical date scrolls and birthday banners. We also believe our customers save money with our direct-to-consumer model.

    EXCELLENT CUSTOMER SERVICE. Our customer service department provides free pre- and post-purchase support through our websites and toll-free telephone service center, 24 hours a day, seven days a week. After an order is taken via our websites, customers receive an email confirmation that their order has been received. They can also obtain information regarding the status of their order, receive order-tracking information and, when necessary, ask product-related and other questions either online or through our toll-free customer support line.

    STRONG DIRECT MARKETING EXPERIENCE. We believe that our direct marketing capabilities provide us with an effective customer acquisition and retention model. Our model leverages the strengths of targeted advertising, both online and offline, to acquire and retain customers. Since our inception in 1994, we have assembled a detailed profile of over 550,000 customers, the majority of whom have placed orders from us within the last 18 months. These profiles typically include the number and type of past purchases and the dates of the related events as well as the advertising lead source that prompted the customer to contact us. In addition, this database contains an additional 2 million prospect households. We believe the knowledge derived from this database allows us to acquire and track customers more effectively than many of our competitors.

    LICENSES AND PROPRIETARY DESIGNS. Our in-house design and production capabilities and our international product sourcing allow us to provide an increasing number of unique products directly to consumers. In addition, our design staff can create and update designs based on consumer requests and feedback. We currently design and produce products for 24 party themes, four of which are licensed properties relating to the popular young family themes MADELINE, THEODORE TUGBOAT, THE BIG COMFY COUCH and the artwork of Christian Riese Lassen.

OUR STRATEGY

    Our goal is to be the leading solution for the event and celebration market. To achieve this goal, we plan to:

    AGGRESSIVELY BUILD OUR BRANDS. We intend to establish CelebrateExpress.com and BirthdayExpress.com as the leading brands for party-related products and services. Through our advertising and promotional activities we target purchasers of party supplies, with a focus on women and young families, whom we identify as our core customers. We plan to continue to use a variety of online and offline marketing strategies to reach this audience, including direct marketing, co-branding, public relations, affiliate programs, traditional print and broadcast media advertising and other partnerships and campaigns. For example, we currently have entered into agreements with Buena Vista Internet Group (operator of the Disney.com and Family.com websites), The Pillsbury Company, Oxygen Media, Inc., America Online, Inc. and Microsoft Corporation.

    PROMOTE REPEAT PURCHASES. We believe customer loyalty and repeat purchases are critical to our success. We intend to expand our customer and product databases, design and license new products, use direct marketing techniques to target customers, increase the level of personalization on our websites and continually enhance our level of customer service. We believe these initiatives will drive repeat purchases as consumers become increasingly aware of our product offerings and use our services for a broader set of occasions.

    PURSUE BROADER PARTY MARKET. We intend to leverage our brands, electronic commerce platform, direct marketing experience and operational infrastructure to pursue revenue opportunities beyond the young family market. We recently expanded our product offerings to include entertainment solutions for a variety of holidays and special occasions. We also intend to increase our marketing to corporations and other organizations as part of our strategy targeting corporate and professional event planners, party centers and catering companies. In addition, we currently ship to 59 countries and believe the global reach of the Internet will provide us with additional opportunities for international sales.

    USE TECHNOLOGY TO ENHANCE THE ONLINE SHOPPING EXPERIENCE. We intend to use technology to capitalize on the flexibility of our online format, improve our product and service offerings and to take advantage of the unique characteristics of the Internet as a retail medium. Among other objectives, we plan to develop features that improve the functionality, ease of use and level of customer service on our websites.

    EXPAND PRODUCTION AND PRODUCT SOURCING CAPABILITIES. We believe that our direct-to-consumer model provides significant advantages to us. We plan to continue to expand our vertically-integrated design, production and international product sourcing programs to increase our unique product selection and efficiency. We currently source products directly from manufacturers in eight countries and view this as an attractive opportunity to further reduce costs and improve margins.

THE CELEBRATEEXPRESS.COM EXPERIENCE

    CelebrateExpress.com offers products and services that provide our customers with the tools they need to create a memorable party experience. We supplement our websites with a staff of trained party planners, available through online chat or by telephone, to provide our customers with personalized service and information.

    Our online store offers useful party and event planning information, targeted merchandising and product displays, quick and secure payment, search capabilities and after-purchase support. We promote brand loyalty and repeat purchases by providing a convenient, easy-to-use experience that encourages customers to return frequently. Key features of the CelebrateExpress.com experience include:

    - PLANNING THE EVENT. Customers may use the information on our websites to gather ideas and plan for a special event. For example, our online party planning guides suggest theme-related party activities and recipes, and our event checklist provides a guide to planning and hosting a successful event.

    - BROWSING THE MERCHANDISE. Customers can select and browse merchandise categories, such as PARTY THEMES, ACTIVITIES or GIFTS. Each merchandise category contains a list of available products, as well as a list of the top ten most popular products within the category. Clicking on a specific theme displays all related merchandise, including party accessories, costumes, pinatas, games, activities and recipes.

    - SELECTING THE RIGHT PRODUCT. We provide customers with detailed photos of our merchandise and descriptions that list the contents and quantities in each party package. Customers may purchase packaged sets, order a la carte or select individual place settings to accommodate their exact number of guests.

    - CHECKING OUT. Customers may check out and proceed to payment or add the desired items to their virtual shopping cart and continue browsing our online stores. We also offer an express ordering feature on our websites that enables customers to check out quickly by entering product numbers directly from our printed marketing materials. Payment is made using a credit card through a secure, encrypted payment system. Once the transaction is submitted, a print-ready receipt is displayed, and an email confirmation is sent to the customer. Customers may also call our toll-free number listed at the bottom of every screen to place an order over the phone, learn more about our products or ask about order status.

    - RECEIVING THE ORDER. Our shopping experience does not end when the order is placed. Each package we ship contains a thank-you card, and the contents are wrapped in colorful paper and sealed with a sticker. We believe this creative packaging builds excitement and momentum for the party and helps us to establish brand identity and customer loyalty. After the order has been received, a customer can visit our websites or contact one of our party planners for additional assistance.

PRODUCTS

    Our online stores offer an extensive selection of quality, theme-related party products. We offer private label items such as balloons, crepe paper, cake toppers, pinatas and costumes, which we believe helps build our brands. We select products based on careful analysis of our customers' buying patterns, as well as feedback from the product request sections on our websites, which enables us to quickly identify product trends in the marketplace. We offer an extensive selection of product categories, including:

    - PARTYWARE. We offer a wide variety of paper products such as plates, cups, napkins, invitations, decorations, party hats and thank-you notes, as well as plastic utensils, balloons, gift wrap and reusable party banners. These items can be coordinated with a specific theme chosen by the customer.

    - FAVORS. We sell theme-related party favors separately or as part of packaged theme assortments. Party favors include small toys and gifts such as top hats and canes, magic tricks, magnets, stickers, blowouts and pinwheels.

    - ACTIVITIES. We offer a variety of theme-related activities including pinatas, games and crafts. Games such as JUMPIN' JACK'S POTATO SACK and the A TASTE FOR WINE AND MURDER mystery game and crafts such as our exclusive TREASURE BOX DECORATING KIT and BIRD HOUSE ACTIVITY include all the necessary materials and instructions to provide additional party entertainment.

    - DRESS-UP. Our selection of costumes, T-shirts and dress-up accessories coordinate with party themes and are available in a variety of sizes. Many of our costumes are designed internally.

    - GIFTS. Customers can purchase a variety of theme-related gifts including figurines, toys, dolls, bean bags, first and second birthday products, mealtime items, music, books, videos and games.

    - HISTORICAL DATE SCROLLS. Each of our 11" X 14" scrolls contains a record of historical events that took place on a specific day. Various printed borders are available, including designs from nationally recognized artists, and the scroll may be personalized with the recipient's name.

PRODUCT DESIGN, LICENSING, SOURCING AND PRODUCTION

    We design and produce products for 24 party themes, four of which are licensed properties relating to popular, young family themes. We currently employ seven full-time professional graphic layout artists to create our proprietary designs and related marketing materials. At our customized, on-site production facility, we produce paper plates, paper cups, invitations, thank-you notes, centerpieces, place mats, favor boxes, craft activities and costumes based on these licenses and proprietary designs. In 1999, we designed, sourced and produced over 40% of the products we sold based on revenue. During the same period, eight of our top 20 party themes, as a percentage of sales, were designed and produced by us.

    We believe our unique product designs, licenses and production capabilities differentiate us from competitors, improve inventory control, enhance margins and reduce product delivery time. Furthermore, our ability to control finished inventory improves our flexibility to respond to changes in the popularity of designs, because we can produce designs based on customer demand. Once a design is ready for production, we require only 48 hours to turn paper stock into finished product. Currently, our production facility is operating at less than 25% capacity.

    In addition to producing products in-house, we also source many of our products directly from a diverse network of over 400 manufacturers and distributors throughout North America, Europe and Asia. We believe sourcing our products directly from manufacturers allows us to reduce costs, monitor product quality and coordinate our product selections to match our themed packages.

ADVERTISING AND MARKETING RELATIONSHIPS

    We intend to continue to establish and leverage strategic relationships with online and offline companies. To date, we have established the following relationships, among others, for marketing and brand awareness purposes:

    - DISNEY.COM / FAMILY.COM. We have entered into an agreement with Buena Vista Internet Group that provides us with banner ads and links. Under this agreement, we pay a fixed monthly amount for these rights.

    - OXYGEN MEDIA. We have a link to our BirthdayExpress.com website on the Oxygen.com website.

    - PILLSBURY. We currently feature Pillsbury products in our direct marketing materials. In exchange, Pillsbury displays our BirthdayExpress.com website and products on approximately 1.5 million coupons located in grocery store display cases throughout the United States.

    - AOL. We are listed in AOL's online shopping area and also advertise our websites through banner and other advertisements in AOL's proprietary online environment for which we pay a fixed fee for impressions delivered.

    - THE MICROSOFT NETWORK. We are a tenant on Microsoft's online shopping channel. MSN features our products, advertisements and links to our online stores for which we pay a fixed fee.

    We plan to continue to establish relationships with businesses that complement our strategic objectives. These relationships will evolve over time and can be terminated for no reason or on very short notice at any time. These relationships may not continue on their current terms, or at all.

MARKETING AND CUSTOMER ACQUISITION

    We employ a combination of online and offline marketing programs to acquire customers and build brand awareness. We target purchasers of party supplies, focusing on women and young families, whom we identify as our core customers. Following the completion of this offering, we expect to significantly increase our investment in marketing, advertising and promotion to acquire and retain customers.

    OFFLINE MARKETING AND PROMOTION. Our offline advertising strategy includes direct marketing, public relations, print advertising and private label packaging. We advertise in family periodicals such as CHILD, PARENTING, FAMILY FUN, DISNEY MAGAZINE and WORKING MOTHER. In addition, we currently are featured by Pillsbury in approximately 1.5 million coupons located in grocery stores throughout the United States. We also print and send millions of direct marketing pieces annually to customers and prospects. We will continue to use our direct marketing programs to generate interest in our products and services and to direct potential and existing customers to our websites. Most of our direct marketing materials are designed to illustrate the breadth of our product selection and foster strong brand awareness. We attempt to use our direct marketing materials and special promotions to drive traffic to our online stores.

    ONLINE MARKETING AND PROMOTION. We use four primary methods to reach our potential customers online: banner advertisements, website sponsorships, outbound email marketing and an online affiliate

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
program. We buy banner ads that are displayed during keyword searches on online portals. We have entered into marketing and sponsorship arrangements with electronic commerce sites such as MSN, AOL, and the Family.com and Disney.com web properties of Buena Vista Internet Group. Our affiliate program is designed to create incentives for others to create inbound links that connect directly to our websites. We pay our registered affiliates a referral fee based on the total dollar amount purchased by consumers who accessed our websites through a link from their website.

CUSTOMER SERVICE

    We believe that a high level of customer service and support is critical to retaining and expanding our customer base. Current features on our websites allow customers to access shipping information, company policies, frequently asked questions and product guarantees and to request order status information online. In addition, our party planners are available by telephone 24 hours a day, seven days a week to answer questions from customers. These party planners can help a customer select a party theme and choose related favors, games, decorations and other items. We believe we provide a high level of support by training our party planners in our product offerings and in party planning techniques. We also offer a money back guarantee to customers who are not 100% satisfied with their purchase. We offer our online customers live online chat functionality that enables easier communication with our customer service department. This feature allows users to receive immediate interactive assistance from a party planner.

FULFILLMENT AND SHIPPING

    We believe that managing the customer experience is very important to our success. A key element of this strategy involves the fulfillment of orders in-house, which enables us to customize an order to the exact number of guests, ship packages quickly, and even upgrade shipping to ensure timely delivery. We maintain approximately 99% of our active SKUs in stock at our distribution centers. We use the United States Postal Service, Airborne Freight, United Parcel Service and Federal Express to offer overnight, two-day, three-day and ground delivery. To improve delivery time, we opened a warehouse and distribution center in Greensboro, North Carolina, in January 2000. Through our distribution centers we are able to reach over 80% of our target U.S. customer base via ground shipment within three days.

    Our inventory management system tracks the quantities of product shipped, which enables us to more accurately forecast customer demand. Our distribution system can handle complex product orders, which often include over 120 individual components. We believe this uniquely designed "mass customization" fulfillment process better equips us to serve our customers' specific needs.

TECHNOLOGY AND OPERATIONS

    We have invested significantly in technology intended to provide a seamless and reliable customer shopping experience and to support increased levels of use. We have developed a scalable technology infrastructure to support our websites and customer service center as well as to maintain our enterprise systems. These systems include accounting, finance, warehouse and management reporting and analysis functions in addition to our proprietary customer, prospect and product databases. Our websites are designed to be accessible from all standard browsers without the need for additional client software. Our systems are designed to capture large amounts of customer-specific data, which is important to our ability to target and develop a relationship with our customers. We also incorporate encryption and fraud detection technologies designed to protect the privacy of customer information and the integrity of customer transactions.

    Our production systems are hosted in our data center located at our headquarters in Kirkland, Washington. Our Web servers are currently hosted at a third-party facility in Bellevue, Washington,

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
which provides redundant data communication lines and emergency power back-up. We are adding redundant data communication lines, environmental control and power systems, including a standby power generator, to our data center. Once this is complete we will be relocating our Web servers to our data center. We have maintenance contracts with our major technology vendors for host and network equipment and have engaged a third-party service for 24-hour-per-day independent monitoring of our infrastructure in addition to our own internal monitoring systems. We are also planning a backup data center facility in North Carolina, in conjunction with our Greensboro distribution center, to ensure continuity of business operations in the event of a catastrophic failure at our Kirkland facility.

    We have designed our systems to scale for increases in traffic and transactions by installing additional applications or storage servers or additional processors per server. We maintain excess server and bandwidth capacity to allow us to continue critical business functions in the event of hardware failure or unusually heavy website traffic.

COMPETITION

    The online party goods market is new, rapidly evolving and intensely competitive. We expect competition to intensify in the future. Increased competition may result in price reductions, reduced gross margins or loss of market share, any of which could seriously harm our net sales and results of operations. Current and new competitors can enter our market with little difficulty and can launch new websites at a relatively low cost.

    We currently compete with a variety of other companies, including:

    - party goods superstores such as Party City;

    - traditional card and gift specialty retailers such as Hallmark;

    - mass merchandisers such as Wal-Mart;

    - supermarkets and drugstores such as Safeway and Walgreens;

    - catalog retailers of novelty items such as Oriental Trading Co. and Ace Novelty; and

    - other online retailers of party goods including BirthdayUSA.com and GreatEntertaining.com.

    We believe the principal competitive factors in our market are brand recognition, product selection and availability, quality, convenience, customer service, price and accurate and timely order fulfillment and delivery. Many of these current and potential competitors may have the ability to devote substantially more resources to marketing, customer service, product development and order fulfillment operations than we do. In addition, larger and more well-financed entities may acquire, invest in or form joint ventures with our competitors. Some of our competitors may be able to secure products from suppliers on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing or inventory availability policies than we can.

INTELLECTUAL PROPERTY

    We regard our brands, copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to our success. We rely on trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our proprietary rights. In May 1994, the United States Patent and Trademark Office granted us a registered trademark for "Birthday Express," in February 1995, we were granted the service mark "Birthday Express" and in August 1996, we were granted the service mark "Great Days." We have recently filed federal trademark applications for the "BirthdayExpress.com" and "CelebrateExpress.com" marks. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which we will offer our products and services.

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
Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

    We also rely to a material extent on technology and designs developed and licensed from third parties. These licenses may not continue to be available to us on commercially reasonable terms in the future. The loss of existing licenses could harm the performance of our existing services until equivalent technology can be identified, obtained and integrated. Failure to obtain new technology licenses may result in delays or reductions in the introduction of new features, functions or services, which would harm our business. We have not been notified that our technologies infringe on the proprietary rights of others. However, there can be no assurances that third parties will not claim infringement in the future. We expect that the continued growth of the Internet will result in an increasing number of infringement claims as legal standards related to our market continue to evolve. Any such claim, with or without merit, could be time consuming, result in costly litigation, and may have a material adverse effect on our business and results of operations.

GOVERNMENT REGULATION

    Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. The nature of this legislation and the manner in which it may be interpreted and enforced cannot be fully determined and, therefore, this legislation could subject us to potential liability, which in turn could harm our business. The adoption of any such laws or regulations might also decrease the rate of growth of Internet use, which in turn could decrease the demand for our products and services, or increase the cost of doing business, or otherwise harm our business, financial condition and results of operations. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of these laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of electronic commerce.

    Several states have also proposed legislation that would limit the use of personal information gathered online or require websites to establish privacy policies. The Federal Trade Commission has also initiated action against at least one website regarding the manner in which information is collected from users and provided to third parties. Changes to existing laws or the passage of new laws intended to address these issues, including some recently proposed changes, could create uncertainty in the marketplace that could reduce demand for our products and services, increase the cost of doing business as a result of litigation costs or increased service delivery costs. In addition, because our products and services are accessible throughout the United States, other jurisdictions may claim that we are required to qualify to do business as a foreign corporation in a particular state. We are qualified to do business in Washington State and North Carolina. Our failure to qualify in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify and could result in our inability to enforce contracts in those jurisdictions. Any new legislation or regulation of this kind, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could harm our business, financial condition or results of operations.

EMPLOYEES

    As of November 30, 1999, we had 222 employees, including 53 in customer service, 15 in marketing, 25 in technology and information systems, 114 in operations and 15 in executive management and administration. We devote, and will continue to devote, substantial resources to attract high-quality employees; however, in light of the tight labor market in which we operate, we cannot assure that we will be successful in doing so. None of our employees is represented by a labor union. We have not experienced any work stoppages and consider our employee relations to be good.

FACILITIES

    Our corporate offices, production facility and West Coast distribution facility are located in Kirkland, Washington, where we lease approximately 43,000 square feet under leases that expire in December 2003. In addition, we lease approximately 32,000 square feet in Greensboro, North Carolina, for our East Coast distribution operations under a lease that expires in December 2004. We also operate a retail store located in Redmond, Washington.

LEGAL PROCEEDINGS

    From time to time, we may be involved in litigation relating to claims arising out of our ordinary course of business. As of November 30, 1999, there are no claims or actions pending or threatened against us, the ultimate disposition of which would have a materially adverse effect on us.

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
                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    Our executive officers and directors and their ages as of November 30, 1999 are as follows:

NAME                                          AGE                       POSITION
----                                          ---      ------------------------------------------
Michael K. Jewell.........................     41      President, Co-Chief Executive Officer and
                                                       Chairman of the Board
Jan A. Jewell.............................     42      Co-Chief Executive Officer, Chief Creative
                                                       Officer and Director
Gary Halperin.............................     49      Chief Financial Officer, Vice President of
                                                       Finance, Treasurer and Secretary
Vicki Brummond............................     37      Vice President of Business Development
Ed Morin..................................     37      Chief Technology Officer
Travis Roberts............................     35      Vice President of Operations
Melissa Stevens...........................     42      Vice President of Marketing
Robert T. Nelsen (1)......................     36      Director
Ronald A. Weinstein (1)...................     58      Director

---------

(1) Member of the audit and compensation committee.

    MICHAEL K. JEWELL co-founded CelebrateExpress.com and has served as our President and a member of our board of directors since our inception in June 1994, and as our Chairman Co-Chief Executive Officer since December 1999. From January 1996 to August 1997, Mr. Jewell also served as Vice President of Finance of Engineering Animation, Inc. (EAI), an Internet and software animation company. From August 1992 to January 1996, Mr. Jewell was an operations consultant to EAI. From March 1989 to March 1992, Mr. Jewell served as a strategic planning and operations advisor to companies funded by Advanced Technology Partners, a venture capital firm. From May 1984 to August 1988, Mr. Jewell was Vice President of Finance and member of the Strategic Planning Committee of Credence Systems, Inc., a publicly-held manufacturer of semiconductor test equipment. Mr. Jewell earned an M.B.A. from the University of Southern California in entrepreneurial management and a B.A. in strategic marketing from San Jose State University. Michael K. Jewell is the husband of Jan A. Jewell.

    JAN A. JEWELL co-founded CelebrateExpress.com and has served as our Chief Creative Officer and a member of our board of directors since our inception in June 1994, and as our Co-Chief Executive Officer since December 1999.
Ms. Jewell is also a director of the Kids In Distressed Situations Charity, a national charity of leading retailers and manufacturers of children's products committed to helping children in need. From April 1988 to April 1992, Ms. Jewell co-founded and served as President of Albach Borbey, Inc., a jewelry design and manufacturing company. From 1979 to April 1988, Ms. Jewell founded and served as President of Jan Albach Designs, a jewelry design, manufacturing and retailing company. Ms. Jewell holds a B.A. in fine arts from the University of Houston. Jan A. Jewell is the wife of Michael K. Jewell.

    GARY HALPERIN has served as our Chief Financial Officer, Vice President of Finance and Treasurer since October 1999. From October 1998 to October 1999 Mr. Halperin was the President of Pure Health Solutions of Western Washington, Inc. From April 1987 to October 1998, he served as Vice President, Finance and Operations for the Western Washington division of IKON Office Solutions, Inc., an office products company. Mr. Halperin holds a B.S. in economics from the University of Pennsylvania's Wharton School of Finance and Commerce.

    VICKI BRUMMOND has served as our Vice President of Business Development since November 1999. From August 1997 to November 1999, she served as Senior Marketing Manager for Humongous

Entertainment, Inc., a marketer and developer of children's CD-ROMs. From December 1996 to June 1997, Ms. Brummond served as an Account Supervisor for Shadwick Public Relations, a public relations company. From July 1993 to December 1996, Ms. Brummond served as a Senior Promotions Manager for Phillips Media Software, a software company. Ms. Brummond holds an M.B.A. from Northwestern University and a B.A. in marketing from the University of Wisconsin.

    ED MORIN has served as our Chief Technology Officer since July 1999. From August 1992 to June 1999, he founded and served as President of Northwest Nexus, Inc., an Internet service and Web solutions provider. Mr. Morin holds a B.S. in business administration from Oregon State University.

    TRAVIS ROBERTS has served as our Vice President of Operations since
July 1999. From July 1998 to July 1999, he served as our Director of Operations. From June 1997 to July 1998, Mr. Roberts served as Director of Operations for Pacific Rim, an import company. From March 1987 to May 1997, Mr. Roberts served as Director of Distribution for the West Coast distribution facility of The Sherwin-Williams Company, a paint products company. Mr. Roberts holds a B.A. in business management from the University of Nevada, Reno.

    MELISSA STEVENS has served as our Vice President of Marketing since November 1999. From June 1996 to October 1999, she served in various positions and most recently as a partner and management supervisor for the Seattle, Washington office of Bozell Worldwide, an advertising agency. From June 1994 to June 1996, Ms. Stevens was Director of Catalog Marketing for Garden
Botanika, Inc., a cosmetics and skin care company. Ms. Stevens holds a B.A. in English from the University of Santa Clara.

    ROBERT T. NELSEN has served as a member of our board of directors since
July 1999. Since July 1994, he has served as a managing director of various venture capital funds associated with ARCH Venture Partners, including ARCH Venture Fund II, L.P., ARCH Venture Fund III, L.P. and ARCH Venture Fund IV, L.P. From April 1987 to July 1994, Mr. Nelsen was Senior Manager at ARCH Development Corporation, a company affiliated with the University of Chicago, where he was responsible for new company formation. Mr. Nelsen serves on the board of directors of Caliper Technologies Corp., a publicly-held, lab-chip systems developer and manufacturer. He holds a B.S. in biology and economics from the University of Puget Sound and an M.B.A. from the University of Chicago.

    RONALD A. WEINSTEIN has served as a member of our board of directors since October 1998. Since November 1992, he has served as the managing general partner of the Weinstein Family Limited Partnership, an investment partnership.
Mr. Weinstein also serves on the board of directors of Molbak's, Inc., a garden supply company, Coinstar, Inc., a publicly-held, consumer services company, and Great Circle Family Foods, LLC, a food processing company. Mr. Weinstein also served on the board of directors of Quality Food Centers, Inc., a publicly-held, grocery store retailer, until its sale in 1998.

BOARD COMPOSITION

    We currently have 4 directors. Upon the closing of this offering, the terms of office of the directors will be divided into three classes: Class I, whose term will expire at the annual meeting of shareholders to be held in 2000 or special meeting held in lieu thereof, Class II, whose term will expire at the annual meeting of shareholders to be held in 2001 or special meeting held in lieu thereof and Class III, whose term will expire at the annual meeting of shareholders to be held in 2002 or special meeting held in lieu thereof. The Class I director is Robert T. Nelsen, the Class II director is Ronald A. Weinstein and the Class III directors are Michael K. Jewell and Jan A. Jewell. At each annual meeting of shareholders after the initial classification or special meeting in lieu thereof, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election or special meeting held in lieu thereof. In addition, our articles of incorporation will provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of CelebrateExpress.com, although our directors may be removed for cause by the affirmative vote of the holders of a majority of our common stock. See "Description of Capital Stock--Anti-Takeover Effects of Provisions of Our Articles of Incorporation, Bylaws and Washington Law" for a discussion of other anti-takeover provisions found in our articles of incorporation.

BOARD COMPENSATION

    We do not currently provide our directors with cash compensation for their services as members of the board of directors, although members are reimbursed for reasonable expenses incurred in connection with attendance at board and committee meetings. In June 1999, the board of directors granted Mr. Weinstein, a non-employee director, an option to purchase 30,000 shares of our common stock at a price of $0.35 per share. This option vested with respect to 7,500 shares on October 1, 1999 and then vests monthly thereafter in 36 equal installments. Directors are eligible to participate in our stock plans and non-employee directors will receive shares as compensation for their services after the completion of this offering. See "Management--Employee Benefit Plans--1999 Amended and Restated Equity Incentive Plan."

BOARD COMMITTEES

    Our board of directors has an audit committee and a compensation committee. The audit committee meets with our independent auditors at least annually to review the results of the annual audit. The audit committee also recommends to the board the independent auditors to be retained and reviews the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with the audit and financial controls. The compensation committee makes recommendations to the board regarding our stock option plans and the compensation of officers. The audit committee and the compensation committee are each composed of two independent directors, Messrs. Nelsen and Weinstein.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has such interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

    The following table sets forth information concerning compensation for services rendered to us in the fiscal year ended May 31, 1999 by our Co-Chief Executive Officers. No other officers of CelebrateExpress.com earned $100,000 or more in combined salary and bonus in fiscal 1999. We have never granted any stock options to our Co-Chief Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                                     ANNUAL COMPENSATION
                                                              ----------------------------------
                                                                                     ALL OTHER
NAME AND PRINCIPAL POSITION                                    SALARY     BONUS     COMPENSATION
---------------------------                                   --------   --------   ------------
Michael K. Jewell...........................................  $28,000       --           --
  President and Co-Chief Executive Officer
Jan A. Jewell...............................................   62,923       --           --
  Co-Chief Executive Officer, Chief Creative Officer and
    Secretary

EMPLOYEE BENEFIT PLANS

1999 AMENDED AND RESTATED EQUITY INCENTIVE PLAN

    In September 1994 our board of directors adopted and our shareholders approved our equity incentive plan which was amended and restated as the 1999 Equity Incentive Plan in July 1999. As of November 30, 1999, 1,340,000 shares of common stock were reserved for issuance and options to purchase an aggregate of 1,039,800 shares were outstanding under the 1999 Equity Incentive Plan. Prior to the completion of this offering, we expect our board of directors and shareholders to approve the amendment and restatement of the 1999 Equity
Incentive Plan ("1999 Plan"), which will have a total of            shares of
common stock reserved for issuance.

    If the 1999 Plan is approved, beginning on January 1, 2001, the number of reserved shares will be increased automatically by the lesser of (i)
( %) of the total number of common stock outstanding on such January 1 or
(ii) shares. Notwithstanding the foregoing, our board of directors may designate a smaller number of shares to be added to the share reserve on any given January 1. When a stock award expires or is terminated before it is exercised, the shares not acquired pursuant to the stock awards shall again become available for issuance under the 1999 Plan. As to stock awards granted under the 1994 Plan and/or the 1999 Plan that expire or are terminated before they are exercised, these shares shall again be returned to the pool of shares available for future awards under the 1999 Plan.

    The 1999 Plan permits the grants of options to directors, officers, employees and consultants and advisors. Options may be either "Incentive Stock Options" (ISOs) within the meaning of Section 422 of the Internal Revenue Code, or nonstatutory stock options. The 1999 Plan also permits the grant of stock bonuses and rights to purchase restricted stock.

    The 1999 Plan is administered by our board of directors. Our board of directors may delegate its authority to administer the 1999 Plan to the compensation committee. The administrator has the authority to select the eligible persons to whom award grants are to be made, to designate the number of shares to be covered by each award, to determine whether an option is to be an ISO or a nonstatutory stock option, to establish vesting schedules, to specify the exercise price and the type of consideration to be paid upon exercise and to specify other terms.

    The maximum term of options granted under the 1999 Plan is 10 years. Unless the terms of the stock option agreement provide for earlier termination, an option shall expire three months after the termination of an optionholder's service; however, if an optionholder is permanently disabled or dies during his or her service, that person's options may be exercised up to 12 months following disability or 18 months following death.

    Generally, an optionholder may not transfer a stock option other than by will or the laws of descent or distribution unless the optionholder holds a nonstatutory stock option that provides otherwise. However, an optionholder may designate a beneficiary who may exercise the option following the optionholder's death.

    Any individual who becomes a non-employee director after this offering will
automatically receive an initial grant of options to purchase      shares of
common stock upon being elected to the board of directors. On the day following each annual meeting, any person who is then a non-employee director will
automatically be granted an option to purchase     shares of common stock,
provided that if any non-employee director that had not served in that capacity for the entire period since the preceding annual meeting, then the number of shares subject to the annual grant shall be reduced, pro rata, for each full quarter the person did not serve during the previous period. Initial grants and annual grants vest one third per year from the date it is granted.

    In the event of certain changes in control, all outstanding options under the 1999 Plan either will be assumed, continued or substituted for by any surviving entity except for options to purchase 234,700 shares of common stock which will fully accelerate. If the surviving entity determines not to assume, continue or substitute for such awards, the vesting provisions of such stock awards will be accelerated and such stock awards will be terminated upon the change of control if not previously exercised.

    Our board of directors has the authority to amend or terminate the 1999 Plan; provided, however, that no amendment or termination of the 1999 Plan may adversely affect the rights and obligations with respect to options or unvested awards unless the participant consents to such an amendment or modification. Amendments will generally be submitted for shareholder approval only to the extent required by applicable law.

EMPLOYEE STOCK PURCHASE PLAN

    Effective upon the completion of this offering, we expect to implement an employee stock purchase plan ("Purchase Plan"). We have authorized a total of shares of common stock for issuance under the Purchase Plan. The share reserve will increase automatically every year, starting on January 1, 2001, by the lesser of (i) 1% of the total number of shares outstanding on such
January 1 or (ii)       shares. Our board of directors may designate a smaller
number of shares to be added to the share reserve on any given January 1. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended. Under the Purchase Plan, eligible employees will be able to purchase common stock at a discount price in periodic offerings. The Purchase Plan will commence on the effective date of this initial public offering.

    Unless otherwise determined by the board of directors, all employees are eligible to participate in the Purchase Plan so long as they are employed by us (or a subsidiary designated by the board of directors) for at least 20 hours per week and are customarily employed by us (or a subsidiary designate by the board of directors) for at least five months per calendar year.

    Under the Purchase Plan, employees who participate in an offering may have up to 15% of their earnings for the period of that offering withheld. The amount withheld is used at the end of the offering period to purchase shares of common stock. The price paid for common stock at the commencement date of that offering period will equal the lower of 85% of the fair market value of the common stock at the commencement date of that offering period or 85% of the fair market value of the common stock on the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment.

    Upon changes in control of CelebrateExpress.com, our board of directors has discretion to provide that each right to purchase common stock will be assumed or an equivalent right substituted by the successor entity or our board of directors may provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to the change in control transaction.

    Our board of directors has the authority to amend or terminate the Purchase Plan; provided, however, that no amendment or termination of the Purchase Plan may adversely affect any outstanding rights to purchase common stock. Amendments will generally be submitted for shareholder approval only to the extent required by law.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    Our articles of incorporation limit the liability of directors to the fullest extent permitted by the Washington Business Corporation Act as it currently exists or as it may be amended in the future. Consequently, subject to the Washington Business Corporation Act, no director will be personally liable to us or our shareholders for monetary damages resulting from his or her conduct as a director of CelebrateExpress.com, except liability for:

    - acts or omissions involving intentional misconduct or knowing violations of law;

    - unlawful distributions; or

    - transactions from which the director personally receives a benefit in money, property or services to which the director is not legally entitled.

    Upon the closing of this offering, our articles of incorporation will also provide that we may indemnify any individual made a party to a proceeding because that individual is or was a director or officer of ours, and this right to indemnification will continue as to an individual who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors or administrators. Any repeal of or modification to our articles of incorporation may not adversely affect any right of a director or officer of ours who is or was a director or officer at the time of such repeal or modification. To the extent the provisions of our articles of incorporation provide for indemnification of directors or officers for liabilities arising under the Securities Act, those provisions are, in the opinion of the Securities and Exchange Commission, against public policy as expressed in the Securities Act and they are therefore unenforceable.

    Upon the closing of this offering, our bylaws will provide that we will indemnify our directors and officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law.

    Upon the closing of this offering, we expect to enter into agreements to indemnify our directors and certain officers, in addition to indemnification provided for in our articles of incorporation or bylaws. These agreements, among other things, indemnify our directors and certain officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person's services as our director or officer or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. We also intend to maintain liability insurance for our officers and directors.

                              CERTAIN TRANSACTIONS

    Since June 1996, we have issued and sold securities to the persons identified below who are our directors, executive officers, and/or holders of more than 5% of our common stock. You may find more details about shares held by these purchasers in the "Principal Shareholders" section of this prospectus.

PROMISSORY NOTES

    From September 1996 to December 1998, we borrowed an aggregate of $1,869,000 from Michael Jewell our Co-Chief Executive Officer and issued to him promissory notes at interest rates ranging from 7% to 8% with varying dates of maturity. During the same period, we borrowed an aggregate of $310,182 from Mr. Jewell's brother, Richard Jewell, and issued to him promissory notes at interest rates ranging from 6% to 9% with varying dates of maturity.

    In November 1996, Michael Jewell converted promissory notes totalling an aggregate of $1,200,000, into 120,000 shares of our common stock.

    In August 1998, Michael and Jan Jewell individually guaranteed the payment and performance of CelebrateExpress.com in connection with the repayment of promissory notes in the aggregate principal amount of $545,715 to GE Capital Corporation. The individual guarantees remain in place as long as the promissory notes remain outstanding. As of November 30, 1999, the remaining principal amount on the notes was $424,466.

    In June 1999, we issued to Arch Venture Fund IV, L.P., a holder of more than 5% of our capital stock, a $250,000 promissory note accruing interest at 9.75% per annum. The promissory note was repaid in July 1999.

SERIES A PREFERRED STOCK

    In October 1998, we sold an aggregate of 1,500,005 shares of Series A preferred stock at a price per share of $1.20 to a group of private investors that included the following directors, officers and 5% shareholders:

                                                              SHARES OF
                                                              SERIES A
PURCHASER                                                       STOCK
---------                                                     ---------
Jan A. Jewell...............................................   325,000
Michael K. Jewell...........................................   325,000
Entities affiliated with Ronald A. Weinstein................   166,666

Michael Jewell converted promissory notes totaling an aggregate of $780,000, into the above-referenced 325,000 shares of our Series A preferred stock issued to each of him and Jan Jewell. At the time of the Series A preferred stock transaction, Mr. Ronald Weinstein became a member of our board of directors.

SERIES B PREFERRED STOCK

    In July and August 1999, we sold an aggregate of 1,538,814 shares of Series B preferred stock at a price per share of $8.32 to a group of private investors that included the following directors and 5% shareholders:

                                                              SHARES OF
                                                              SERIES B
PURCHASER                                                       STOCK
---------                                                     ---------
ARCH Venture Fund IV, L.P...................................   600,962
Entities affiliated with Advanced Technology Ventures.......   369,388
Entities affiliated with Sigma Partners.....................   360,577
Entities affiliated with Ronald A. Weinstein................    70,489

At the time of the transaction, Mr. Robert Nelsen became a member of our board of directors. Mr. Nelsen is a managing director in ARCH Venture Partners IV, LLC, which is the general partner of ARCH Venture Fund IV, L.P.

    We have entered into an Amended and Restated Voting Agreement, Amended and Restated Right of First Refusal Agreement and Amended and Restated Investor Rights Agreement with our preferred shareholders. The Voting Agreement and Right of First Refusal Agreement will terminate on the closing of this offering. Holders of shares of our preferred stock, and our common stock issued or issuable upon conversion thereof, have registration rights under the Amended and Restated Investor Rights Agreement. See "Description of Capital Stock--Registration Rights of Certain Holders."

    Stock option grants to our directors and executive officers are described in this prospectus under captions "Management--Board Compensation," "--Executive Compensation" and "Principal Shareholders."

    We plan to enter into indemnification agreements with our executive officers and directors for the indemnification of and advancement of expenses to such persons to the fullest extent permitted by law. We also intend to enter in these agreements with our future directors and executive officers. For a description of limitations of liability and certain indemnification arrangements with respect to our directors and officers, see "Management--Limitation of Liability and Indemnification Matters."

    We believe that all transactions with affiliates described above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. Our policy is to require that a majority of the independent and disinterested outside directors on our board of directors approve all future transactions between us and our officers, directors, principal shareholders and their affiliates. Such transactions will continue to be on terms no less favorable to us than we could obtain from unaffiliated third parties.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information with respect to beneficial ownership of our common stock as of November 30, 1999, and as adjusted to reflect the sale of common stock offered hereby, as to (A) each person (or group of affiliated persons) known by us to own beneficially more than 5% of our outstanding common stock, (B) each of our directors, (C) Michael
K. and Jan A. Jewell, our Co-Chief Executive Officers, and (D) all directors and executive officers of the company as a group.

    Unless otherwise indicated, the address for each of the named individuals is c/o CelebrateExpress.com, 11220-120(th) Avenue Northeast, Kirkland, Washington 98033. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

    Beneficial ownership is determined in accordance with the rules of the Commission. Shares of common stock subject to options or warrants that are exercisable or will become exercisable within 60 days of November 30, 1999, are deemed outstanding for the purpose of computing the percentage of ownership of the person or entity holding options or warrants but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity. Percentage of shares beneficially owned is based on 5,056,619
shares of common stock outstanding as of November 30, 1999 and       shares of
common stock to be outstanding after this offering.

                                                                                 PERCENTAGE
                                                                                BENEFICIALLY
                                                                                    OWNED
                                                                 SHARES      -------------------
                                                              BENEFICIALLY    BEFORE     AFTER
NAME                                                             OWNED       OFFERING   OFFERING
----                                                          ------------   --------   --------
5% SHAREHOLDERS
ARCH Venture Fund IV, L.P(1)................................     600,962       11.9%
  1000 Second Ave., Suite 3700
  Seattle, WA 98104
Entities affiliated with Advanced Technology Ventures(2)....     394,788        7.8%
  485 Ramona Street, Suite 201
  Palo Alto, CA 94301
Entities affiliated with Sigma Partners(3)..................     360,577        7.1%
  2884 Sand Hill Road, Suite 121
  Menlo Park, CA 94025

CO-CHIEF EXECUTIVE OFFICERS AND DIRECTORS
Michael K. Jewell(4)........................................   2,600,000       51.4%
Jan A. Jewell(5)............................................   2,600,000       51.4%
Robert T. Nelsen(6).........................................     600,962       11.9%
Ronald A. Weinstein(7)......................................     277,364        5.5%

ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP(8)..........   3,484,576       68.7%

---------

(1) Excludes 20,833 shares held by Keith L. Crandell and 20,834 shares held by Alex Knight, both managing directors in ARCH Venture Partners IV, LLC, the general partner of ARCH Venture Fund IV, L.P. ARCH Venture Fund IV, L.P., disclaims beneficial ownership of those shares.

(2) Consists of 381,155 shares held by Advanced Technology Ventures V, L.P. and 13,633 shares held by ATV Entrepreneurs Fund V, L.P. ATV Associates V, LLC is the general partner of Advanced Technology Ventures and ATV Entrepreneurs.

(3) Consists of 101,140 shares held by Sigma Associates IV, L.P., 9,979 shares held by Sigma Investors IV, L.P. and 249,458 shares held by Sigma Partners IV, L.P. Sigma Management IV, L.L.C. is the general partner of Sigma Associates, Sigma Investors and Sigma Partners.

(4) Includes shares held individually by and jointly with Jan A. Jewell, Mr. Jewell's spouse.

(5) Includes shares held individually by and jointly with Michael K. Jewell, Ms. Jewell's spouse.

(6) Consists of 600,962 shares held by ARCH Venture Fund IV, L.P. Mr. Nelsen is a managing director in ARCH Venture Partners IV, LLC, which is the general partner of ARCH Venture Fund IV, L.P. Mr. Nelsen disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(7) Includes 9,375 shares subject to options exercisable within 60 days of November 30, 1999, 133,996 shares held by the Weinstein Family Limited Partnership, 66,996 shares held by the You Lucky Dog Trust, and 66,997 shares held by the ADS 1212 Trust. Mr. Weinstein disclaims beneficial ownership of the shares held in the trusts except to the extent of his pecuniary interest therein.

(8) Includes 15,625 shares subject to options exercisable within 60 days of November 30, 1999.

                          DESCRIPTION OF CAPITAL STOCK

    On the closing of this offering, our authorized capital stock will consist of 60,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of preferred stock, $.001 par value. The following description of our capital stock does not purport to be complete. This description is subject to and qualified in its entirety by our amended and restated articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of Washington law.

COMMON STOCK

    As of November 30, 1999, there were 5,056,619 shares of common stock outstanding that were held of record by 44 shareholders. There will be shares of common stock outstanding after giving effect to the sale of common stock in this offering.

    The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor. See "Dividend Policy." In the event of the liquidation, dissolution or winding up of CelebrateExpress.com, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

    At the closing of this offering, our amended and restated articles of incorporation will authorize 5,000,000 shares of preferred stock. Our board of directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the shareholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of CelebrateExpress.com without further action by the shareholders. For example, our board of directors could issue preferred stock that has the power to prevent a change of control transaction. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. Upon the closing of this offering, no shares of preferred stock will be outstanding, and we currently have no plans to issue any of the preferred stock.

REGISTRATION RIGHTS OF CERTAIN HOLDERS

    At the closing of this offering, the holders of 3,038,819 shares of common stock will be entitled to rights with respect to the registration of such shares under the Securities Act. The holders of registration rights are those investors that purchased shares of our Series A and Series B preferred stock, as well as some of our founders who hold such securities. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of common stock in such registration, subject to the ability of the underwriters to limit the number of shares included in the offering. All fees and expenses of such registrations (other than underwriting discounts and commissions) will be borne by us.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR ARTICLES OF INCORPORATION, BYLAWS AND
  WASHINGTON LAW

ARTICLES OF INCORPORATION AND BYLAWS

    Our board of directors, without shareholder approval, will have upon the closing of this offering authority under our amended and restated articles of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, our board could issue preferred stock quickly and easily, which could adversely affect the rights of holders of common stock and which our board could issue with terms calculated to delay or prevent a change in control or make removal of management more difficult.

    Upon the closing of this offering our bylaws, as amended, will provide that, except as otherwise required by law or by our amended and restated articles of incorporation, special meetings of the shareholders can only be called pursuant to a resolution adopted by our board of directors, the chairman of the board or president. These provisions of our amended and restated articles of incorporation and bylaws, as amended, could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

ANTI-TAKEOVER PROVISIONS OF WASHINGTON LAW

    Washington law also imposes restrictions on certain transactions between a corporation and certain significant shareholders. Chapter 23B.19.040 of the Washington Business Corporation Act prohibits a "target corporation," with certain exceptions, from engaging in certain significant business transactions with an "acquiring person," which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the time of acquisition. Such prohibited transactions include, among others:

    -- a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

    -- termination of 5% or more of the employees of the target corporation as a result of the acquiring person's acquisition of 10% or more of the shares; or

    -- allowing the acquiring person to receive any disproportionate benefits as a shareholder.

    After the five-year period, a "significant business transaction" may occur, as long as it complies with certain "fair price" provisions of the statute. A corporation may not "opt out" of this statute. This provision may have the effect of delaying, deferring or preventing a change in control.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for our common stock is American Securities Transfer & Trust.

LISTING

    We have applied to list our common stock on the Nasdaq National Market of the Nasdaq Stock Market, Inc. under the trading symbol "CBXP."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices. Furthermore, because a large number of our shares of common stock outstanding will not be available for sale shortly after this offering because of contractual and legal restrictions on resale as described below, sales of substantial amounts of our common stock in the public market after these restrictions lapse could depress the prevailing market price and limit our ability to raise equity capital in the future.

    Upon completion of this offering, we will have outstanding shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by "affiliates" as that term is defined in Rule 144 of the Securities Act. The remaining 5,056,619 shares of common stock held by existing shareholders are restricted shares. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act.

    As a result of the contractual restrictions described below and the rules under the Securities Act, the restricted shares will be available for sale in the public market as follows:

     DAYS AFTER THE           SHARES ELIGIBLE
     EFFECTIVE DATE               FOR SALE                  COMMENT
------------------------  ------------------------  ------------------------
On Effectiveness........                            Shares not locked-up and
                                                    saleable under Rule 144
90 days.................                            Shares not locked-up and
                                                    saleable under Rules 144
                                                    and 701
180 days................                            Lock-up released; shares
                                                    saleable under
                                                    Rules 144 and 701

    Additionally, of the 1,039,800 shares that may be issued upon the exercise
of options outstanding as of November 30, 1999, approximately       shares will
be vested and eligible for sale 180 days after the date of this prospectus.

    Pursuant to certain "lock-up" agreements, the executive officers, directors
and shareholders of the company, who collectively hold         common shares and
options to purchase       common shares, have agreed not to offer, sell,
contract to sell, grant any option to purchase or otherwise dispose of any such shares for a period of 180 days from the date of this prospectus. FleetBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. See "Underwriting."

    In general, under Rule 144 as in effect at the closing of this offering, beginning 90 days after the date of this prospectus, a person who has beneficially owned those shares for at least one year would be entitled to sell, within any three month period, a number of shares that does not exceed the greater of:

    - 1% of the then-outstanding shares of common stock; or

    - the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale and notice requirements and to the availability of current public information about the company.

    Under Rule 144(k), a person who is not deemed to have been an affiliate of CelebrateExpress.com at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner who is not an affiliate of CelebrateExpress.com is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon completion of this offering.

    Subject to various limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from us by our employees, directors, officers, consultants or advisors prior to the completion of this offering, pursuant to written compensatory benefit plans or written contracts relating to the compensation of these persons. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to stock options granted to us before this offering, along with the shares acquired upon exercise of such options. Securities issued in reliance on Rule 701 are deemed to be restricted shares and, beginning 90 days after the date of this prospectus, unless subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year minimum holding period requirement.

    We intend to file, within 180 days of effective date of this offering, a registration statement on Form S-8 to register all shares of common stock issuable under our 1999 Plan and Purchase Plan. The registration statement will become effective automatically upon filing. Shares issued under the 1999 Plan, after the filing of a registration statement on Form S-8, and unexercised options as of the offering, may be sold in the open market, subject, in the case of certain holders, to the Rule 144 limitations applicable to affiliates, the above-referenced lock-up agreements and vesting restrictions imposed by us.

    In addition, following this offering, the holders of 3,038,819 shares of outstanding common stock, or their transferees, will have rights to require us to register their shares for future sale. See "Description of Capital Stock--Registration Rights of Certain Holders."

                                  UNDERWRITING

    The underwriters, FleetBoston Robertson Stephens Inc., U.S. Bancorp Piper Jaffrey Inc., E*OFFERING Corp., and Pacific Crest Inc., have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the numbers of shares of common stock set forth opposite their respective names below. The underwriters are committed to purchase and pay for all shares if any are purchased.

                                                               NUMBER
UNDERWRITER                                                   OF SHARES
-----------                                                   ---------
FleetBoston Robertson Stephens Inc..........................
U.S. Bancorp Piper Jaffray Inc..............................
E*OFFERING Corp.............................................
Pacific Crest Inc...........................................
                                                               -------
    Total...................................................
                                                               =======

    We have been advised by the representatives that the underwriters propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at
such price less a concession of not in excess of $      per share, of which
$      may be reallowed to other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The common stock is offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

    The underwriters have advised that they do not expect sales to discretionary accounts to exceed 5% of the total shared offered.

    OVER-ALLOTMENT OPTION. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to
purchase up to       additional shares of common stock at the same price per
share as we will receive for the       shares that the underwriters have agreed
to purchase. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the shares offered hereby. If purchased, such additional shares will be sold
by the underwriters on the same terms as those on which the       shares are
being sold. We will be obligated, pursuant to the option, to sell shares to the extent the option is exercised. The underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of common stock offered hereby.

    The following table summarizes the compensation to be paid to the underwriters by us:

                                                                                    TOTAL
                                                                          --------------------------
                                                                          WITHOUT OVER-   WITH OVER-
                                                              PER SHARE     ALLOTMENT     ALLOTMENT
                                                              ---------   -------------   ----------
Underwriting Discounts and Commissions payable by us........      $             $              $

    We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be
approximately $            . The public offering price, underwriting discount
and other terms set forth in the underwriting agreement are subject to approval by the pricing committee of our board of directors.

    INDEMNITY. The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

    LOCK-UP AGREEMENTS. All our executive officers, directors, shareholders of record, optionholders and warrantholders have agreed with us or FleetBoston Robertson Stephens Inc., for a period of 180 days after the date of this prospectus, subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, any option or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or, with certain exceptions, thereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of FleetBoston Robertson Stephens, Inc. However, FleetBoston Robertson Stephens, Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to the lock-up agreements. There are no agreements between the representatives and any of our shareholders providing consent by the representatives to the sale of shares prior to the expiration of the period of 180 days after this prospectus.

    FUTURE SALES. In addition, we have agreed that during the period of 180 days after this prospectus, we will not, subject to certain exceptions, without the prior written consent of FleetBoston Robertson Stephens, Inc.:

    - Consent to the disposition of any shares held by shareholders prior to the expiration of the period of 180 days after this prospectus; or

    - Issue, sell, contract to sell or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock, other than (1) the sale of shares in this offering, (2) the issuance of common stock upon the exercise or conversion of outstanding options, warrants or convertible securities, and (3) our issuance of stock options under existing equity incentive plan and stock purchase plan. See "Shares Eligible for Future Sale."

    INTERNET DISTRIBUTION. E*OFFERING Corp. is the exclusive Internet underwriter for this offering. E*OFFERING Corp. has agreed to allocate a portion of the shares that it purchases to E*TRADE Securities, Inc. E*OFFERING Corp. and E*TRADE will allocate shares to their respective customers in accordance with usual and customary industry practices. A prospectus in electronic format will be made available on Internet sites maintained by E*OFFERING Corp. and E*TRADE. Other than the prospectus in electronic format, the information on these Internet sites is not part of this prospectus or the registration statement of which the prospectus forms a part.

    LISTING. We have filed an application to have the common stock approved for quotation on the Nasdaq National Market under the symbol "CBXP."

    NO PRIOR PUBLIC MARKET. Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the common stock offered hereby will be determined through negotiations between us and the representatives. Among the factors to be considered in such negotiations are prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

    STABILIZATION. The representatives have advised us that, pursuant to Regulation M under the Securities Act, certain persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the common stock originally sold by such underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discounted at any time.

    DIRECTED SHARE PROGRAM. At our request, the underwriters have reserved up to five percent of common stock offered by us for sale, at the initial public offering price, to our directors, officers, employees, business associates and related persons. The number of shares of common stock available for sale to the general public will be reduced to the extent such individuals purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

                                 LEGAL MATTERS

    The validity of the issuance of the common stock offered hereby will be passed upon for us by Cooley Godward LLP, Kirkland, Washington. Attorneys at Cooley Godward LLP are the beneficial owners, through investment partnerships, of 29,645 shares of our common stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, Broomfield, Colorado.

                                    EXPERTS

    The consolidated financial statements as of May 31, 1998 and 1999 and for each of the three years in the period ended May 31, 1999, included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in this prospectus and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed with the Securities & Exchange Commission a registration statement on Form S-1 under the Securities Act that registers the shares of our common stock to be sold in this offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. The rules and regulations of the Commission allow us to omit certain information included in the registration statement from this document.

    In addition, we file reports, proxy statements and other information with the Commission under the Securities Exchange Act of 1934. You may read and copy this information at the following public reference rooms of the Commission:

WASHINGTON, D.C.           NEW YORK, NEW YORK         CHICAGO, ILLINOIS
450 Fifth Street, N.W.,    7 World Trade Center       500 West Madison Street
Room 1024                  Suite 1300                 Suite 1400
Washington, D.C. 20549     New York, NY 10048         Chicago, IL 60661-2511

    You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the Commission at 1-800-SEC-0330.

    The Commission also maintains an Internet website that contains reports, proxy statements and other information about issuers, like CelebrateExpress.com, who file electronically with the Commission. The address of that site is http://www.sec.gov.

    We intend to furnish our shareholders with annual reports containing audited consolidated financial statements, and make available to our shareholders quarterly reports for the first three quarters of each year containing unaudited interim consolidated financial information.

                           CELEBRATEEXPRESS.COM, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Independent Auditors' Report................................    F-2

Consolidated Financial Statements:

Consolidated Balance Sheets as of May 31, 1998 and 1999; and
  as of November 30, 1999 (unaudited).......................    F-3

Consolidated Statements of Operations for the years ended
  May 31, 1997, 1998 and 1999; and the six months ended
  November 30, 1998 and 1999 (unaudited)....................    F-4

Consolidated Statements of Shareholders' Deficit for
  the years ended May 31, 1997, 1998 and 1999; and the six
  months ended November 30, 1999 (unaudited)................    F-5

Consolidated Statements of Cash Flows for the years ended
  May 31, 1997, 1998 and 1999; and the six months ended
  November 30, 1998 and 1999 (unaudited)....................    F-6

Notes to Consolidated Financial Statements..................    F-7

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of CelebrateExpress.com, Inc.
Kirkland, Washington

    We have audited the consolidated balance sheets of CelebrateExpress.com, Inc. and subsidiaries (the Company) as of May 31, 1998 and 1999, and the related consolidated statements of operations, shareholders' deficit, and cash flows for each of the three years in the period ended May 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of May 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended May 31, 1999, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
September 15, 1999
(January 7, 2000, as to Notes 1, 5 and 8)

                           CELEBRATEEXPRESS.COM, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                                                           PRO FORMA
                                                                                                         NOVEMBER 30,
                                                               MAY 31,       MAY 31,     NOVEMBER 30,        1999
                                                                1998          1999           1999          (NOTE 6)
                                                             -----------   -----------   -------------   -------------
                                                                                          (UNAUDITED)     (UNAUDITED)
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents................................  $    76,302   $   127,031    $ 7,118,950     $
  Accounts receivable......................................        7,205        17,148         89,646
  Inventories..............................................      794,854     1,450,022      2,340,904
  Prepaid expenses.........................................      198,124       304,672        244,674
                                                             -----------   -----------    -----------
      Total current assets.................................    1,076,485     1,898,873      9,794,174
FIXED ASSETS, net..........................................      702,463       952,507      2,005,009
OTHER ASSETS...............................................       37,502        60,168         72,920
                                                             -----------   -----------    -----------
TOTAL......................................................  $ 1,816,450   $ 2,911,548    $11,872,103
                                                             ===========   ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Accounts payable.........................................  $   990,948   $ 1,908,510    $ 1,145,218
  Accrued liabilities......................................      177,588       273,527        591,422
  Revolving line of credit.................................       90,000        90,000
  Related party notes payable..............................    1,027,983       175,182
  Current portion of long-term debt and capital lease
    obligations............................................      188,198       192,723        138,257
                                                             -----------   -----------    -----------
      Total current liabilities............................    2,474,717     2,639,942      1,874,897
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS...............       91,858       400,272        348,417
                                                             -----------   -----------    -----------
      Total liabilities....................................    2,566,575     3,040,214      2,223,314

COMMITMENTS AND CONTINGENCIES (Note 5)

MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK:
  Par value, $0.001--Authorized 10,000, 1,700,000 and
    3,150,005 shares:
    Series A: Designated 1,500,005 shares; issued and
      outstanding, 1,500,005 shares for May 31, 1999, and
      November 30, 1999 (preference in liquidation of $1.20
      per share)...........................................                  1,780,285      1,780,285
    Series B: Designated 1,650,000 shares; issued and
      outstanding, 1,538,814 shares for November 30, 1999
      (preference in liquidation of $8.32 per share).......                                12,662,680
SHAREHOLDERS' EQUITY (DEFICIT):
  Common stock--$0.001 par value; authorized, 3,000,000,
    4,500,000, and 8,349,995 shares; issued and
    outstanding, 1,991,800, 2,015,300, and 2,017,800
    shares.................................................      682,127        10,912        474,712      14,917,677
  Unearned compensation....................................      (26,003)      (69,197)      (451,776)       (451,776)
  Accumulated deficit of S corporation.....................   (1,406,249)     (981,509)      (981,509)       (981,509)
  Accumulated deficit......................................                   (869,157)    (3,835,603)     (3,835,603)
                                                             -----------   -----------    -----------     -----------
      Total shareholders' equity (deficit).................     (750,125)   (1,908,951)    (4,794,176)      9,648,789
                                                             -----------   -----------    -----------     -----------
TOTAL......................................................  $ 1,816,450   $ 2,911,548    $11,872,103
                                                             ===========   ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                           CELEBRATEEXPRESS.COM, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                               SIX MONTHS ENDED
                                            YEAR ENDED MAY 31,                   NOVEMBER 30,
                                   -------------------------------------   -------------------------
                                      1997         1998         1999          1998          1999
                                   ----------   ----------   -----------   -----------   -----------
                                                                           (UNAUDITED)   (UNAUDITED)
NET SALES........................  $6,179,045   $9,558,187   $13,136,414   $5,655,856    $10,659,077
COST OF GOODS SOLD...............   3,066,467    4,869,096     7,068,936    2,928,484      5,928,305
                                   ----------   ----------   -----------   ----------    -----------
        Gross profit.............   3,112,578    4,689,091     6,067,478    2,727,372      4,730,772
OPERATING EXPENSES:
  Sales and marketing............   2,733,810    4,376,241     5,916,006    2,610,170      6,438,201
  General and administrative.....     326,544      596,253       715,706      321,344        618,915
  Product development............     131,420      345,945       490,572      224,571        747,433
                                   ----------   ----------   -----------   ----------    -----------
        Total operating
          expenses...............   3,191,774    5,318,439     7,122,284    3,156,085      7,804,549
LOSS FROM OPERATIONS.............     (79,196)    (629,348)   (1,054,806)    (428,713)    (3,073,777)
OTHER INCOME (EXPENSE):
  Interest income (expense),
    net..........................     (30,316)     (86,952)     (125,979)     (66,214)       107,331
                                   ----------   ----------   -----------   ----------    -----------
NET LOSS.........................  $ (109,512)  $ (716,300)  $(1,180,785)  $ (494,927)   $(2,966,446)
                                   ==========   ==========   ===========   ==========    ===========
Net loss per common share, basic
  and diluted....................  $    (0.08)  $    (0.36)  $     (0.59)  $    (0.25)   $     (1.47)
                                   ==========   ==========   ===========   ==========    ===========
Pro forma net loss per common
  share, basic and diluted.......                            $     (0.40)                $      (.65)
                                                             ===========                 ===========
Weighted average number of common
  shares.........................   1,437,867    1,978,204     2,001,093    1,988,361      2,016,425
                                   ==========   ==========   ===========   ==========    ===========
Pro forma weighted average number
  of common shares...............                              2,950,980                   4,595,535
                                                             ===========                 ===========

   The accompanying notes are an integral part of these financial statements.

                           CELEBRATEEXPRESS.COM, INC.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT

                            CELEBRATEEXPRESS.COM, INC.
                                   COMMON STOCK                           ACCUMULATED                        TOTAL
                            ---------------------------     UNEARNED       DEFICIT OF     ACCUMULATED    SHAREHOLDERS'
                               SHARES        AMOUNTS      COMPENSATION   S CORPORATION      DEFICIT         DEFICIT
                            ------------   ------------   ------------   --------------   ------------   -------------
BALANCE, June 1, 1996.....     762,600      $ 530,630      $      --       $  (580,437)   $        --     $   (49,807)
  Issuance of common
    stock.................   1,200,000        120,000                                                         120,000
  Exercise of stock
    options...............      13,000            650                                                             650
  Net loss................                                                    (109,512)                      (109,512)
                             ---------      ---------                      -----------                    -----------
BALANCE, May 31, 1997.....   1,975,600        651,280                         (689,949)                       (38,669)
  Exercise of stock
    options...............      16,200            675                                                             675
  Unearned compensation--
    Stock options.........                     30,172        (30,172)
  Amortization of unearned
    compensation..........                                     4,169                                            4,169
  Net loss................                                                    (716,300)                      (716,300)
                             ---------      ---------      ---------       -----------                    -----------
BALANCE, May 31, 1998.....   1,991,800        682,127        (26,003)       (1,406,249)                      (750,125)
  Exercise of stock
    options...............      23,500          2,545                                                           2,545
  Unearned compensation--
    Stock options.........                     62,608        (62,608)
  Amortization of unearned
    compensation..........                                    19,414                                           19,414
  Net loss to October 15,
    1998..................                                                    (311,628)                      (311,628)
  Conversion to C
    corporation...........                   (736,368)                         736,368
  Net loss................                                                                   (869,157)       (869,157)
                             ---------      ---------      ---------       -----------    -----------     -----------
BALANCE, May 31, 1999.....   2,015,300         10,912        (69,197)         (981,509)      (869,157)     (1,908,951)
  Exercise of stock
    options (unaudited)...       2,500            250                                                             250
  Capital contribution
    (unaudited)...........                      5,000
  Unearned compensation--
    Stock options
    (unaudited)...........                    458,550       (458,550)
  Amortization of unearned
    compensation
    (unaudited)...........                                    75,971                                           75,971
  Net loss (unaudited)....                                                                 (2,966,446)     (2,966,446)
                             ---------      ---------      ---------       -----------    -----------     -----------
BALANCE, November 30,
  1999 (unaudited)........   2,017,800      $ 474,712      $(451,776)      $  (981,509)   $(3,835,603)    $(4,794,176)
                             =========      =========      =========       ===========    ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                           CELEBRATEEXPRESS.COM, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                 SIX MONTHS ENDED
                                                               YEAR ENDED MAY 31,                  NOVEMBER 30,
                                                       -----------------------------------   -------------------------
                                                         1997        1998         1999          1998          1999
                                                       ---------   ---------   -----------   -----------   -----------
                                                                                             (UNAUDITED)   (UNAUDITED)
OPERATING ACTIVITIES:
  Net loss...........................................  $(109,512)  $(716,300)  $(1,180,785)  $ (494,927)   $(2,966,446)
  Adjustments to reconcile net loss to net cash used
    by operating activities:
    Depreciation and amortization....................     58,562     131,283       263,061      108,455        273,931
    Compensation expense--Stock options..............                  4,169        19,414        7,793         75,971
    Cash provided (used) by changes in operating
      assets and liabilities:
      Inventories....................................   (413,287)    (59,182)     (655,168)    (257,097)      (890,882)
      Accounts receivable............................    (51,254)     44,049        (9,943)    (158,430)       (72,498)
      Prepaid expenses and other assets..............   (122,966)    (46,272)     (106,543)     162,249         44,849
      Accounts payable...............................    566,975      78,679       917,553       21,023       (758,292)
      Accrued liabilities............................     17,391     108,111        95,941       39,100        317,893
                                                       ---------   ---------   -----------   ----------    -----------
  Net cash used by operating activities..............    (54,091)   (455,463)     (656,470)    (571,834)    (3,975,474)
INVESTING ACTIVITIES:
  Payments for purchases of fixed assets.............   (274,784)   (443,445)     (522,603)    (235,272)    (1,324,034)
FINANCING ACTIVITIES:
  Payments on capital lease obligations..............     (7,072)    (21,741)      (31,985)     (15,063)       (16,120)
  Net borrowings on line of credit...................     90,000                                (90,000)       (90,000)
  Borrowings of long-term debt.......................    200,000                   635,716      260,639
  Principal payments on long-term debt...............   (166,667)   (125,500)     (227,958)     (38,316)       (57,201)
  Borrowings on notes payable........................    127,000     225,000                     89,362
  Principal payments on notes payable................               (148,500)      (76,500)     (77,167)       (33,000)
  Borrowings on related party notes..................                980,983       244,199       44,017        250,000
  Principal payments on related party notes..........                             (316,500)    (150,621)      (425,182)
  Issuance of mandatorily redeemable convertible
    preferred stock, net of issuance costs...........                            1,000,285    1,000,285     12,662,680
  Issuance of common stock, net of issuance costs....    120,650         675         2,545        2,545            250
                                                       ---------   ---------   -----------   ----------    -----------
  Net cash provided by financing activities..........    363,911     910,917     1,229,802    1,025,681     12,291,427
                                                       ---------   ---------   -----------   ----------    -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS............     35,036      12,009        50,729      218,575      6,991,919
CASH AND CASH EQUIVALENTS:
  Beginning of period................................     29,257      64,293        76,302       76,302        127,031
                                                       ---------   ---------   -----------   ----------    -----------
  End of period......................................  $  64,293   $  76,302   $   127,031   $  294,877    $ 7,118,950
                                                       =========   =========   ===========   ==========    ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for interest...........  $  36,281   $  75,702   $   119,895   $   52,742    $    44,786
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:
  Capital lease obligation incurred during the
    year.............................................  $  38,018   $  73,942   $    13,166   $       --    $        --
  Related party note payable exchanged for preferred
    stock............................................                              780,000      780,000
  Unearned compensation in connection with stock
    option plan......................................                 30,172        62,608       54,241        458,550
  Capital contribution from subsidiary...............                                                            5,000

   The accompanying notes are an integral part of these financial statements.

                           CELEBRATEEXPRESS.COM, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 YEARS ENDED MAY 31, 1997, 1998, AND 1999, AND

                  SIX MONTHS ENDED NOVEMBER 30, 1998 AND 1999

NOTE 1: ORGANIZATION AND BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    DESCRIPTION OF BUSINESS: CelebrateExpress.com, Inc., formerly known as BirthdayExpress.com, Inc. (the "Company"), a Washington corporation, offers theme-related party supplies and services through the Company's direct marketing efforts, websites and two retail stores located in Washington State. In January 2000, the Company changed its name to CelebrateExpress.com, Inc.

    INITIAL PUBLIC OFFERING: On December 22, 1999, the Company's Board of Directors authorized the filing of a registration statement for the initial underwritten public offering of its common stock. Upon the closing of the offering, the presently outstanding preferred stock will convert into common stock.

    CONSOLIDATION POLICY AND BASIS OF PRESENTATION: The consolidated financial statements include the accounts of the Company and its now wholly-owned subsidiaries. As the consolidated entities have been under common control from the inception of the subsidiaries, the financial statements are presented on a consolidated basis for all periods presented. All significant intercompany accounts and transactions have been eliminated in consolidation.

    UNCERTAINTIES AND USE OF ESTIMATES: The Company is subject to certain business risks that could affect future operations and financial performance. These risks include the Company's limited online operating history and limited experience with its new product lines. As a growth-stage company, there are risks associated with management's ability to implement its vertically-integrated business model; attract and retain customers; design, produce, license, source and market new products successfully; maintain its margins in the event of price competition, or rising production or product costs; and continue to develop and upgrade its technology.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS: The Company considers all highly liquid securities with a maturity of three months or less when purchased to be cash equivalents.

    INVENTORIES: Inventories are stated at the lower of weighted average cost or market using the first-in, first-out method.

    PREPAID EXPENSES: Prepaid expenses include printed marketing material costs. These prepaid costs consist of the costs to produce, print, and distribute. Such costs are amortized over the period in which the promotional material is marketed to potential customers, which is generally three months.

    FIXED ASSETS: Fixed assets, which include equipment, computers and software, furniture and fixtures, and leasehold improvements, are depreciated on a straight-line basis over their estimated useful lives, ranging from three to five years, or the life of the lease, whichever is shorter.

    LONG-LIVED ASSETS: The Company periodically reviews long-lived assets, including identified intangible assets, for impairment to determine whether any events or circumstances indicate that the

                           CELEBRATEEXPRESS.COM, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1: ORGANIZATION AND BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

carrying amount of the assets may not be recoverable. Such review includes estimating expected future cash flows generated by such assets.

    REVENUE RECOGNITION: Revenue from product sales is recognized upon shipment to the customer.

    SOFTWARE DEVELOPMENT: The American Institute of Certified Public Accountants' issued Statement of Position No. 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE, which required the capitalization of software developed for internal use. The Company capitalizes the costs of new specified upgrades and enhancements to existing software, and expenses routine maintenance expenditures as incurred.

    FAIR VALUE OF FINANCIAL INSTRUMENTS: The carrying amounts for cash and cash equivalents, accounts receivable, notes payable, long-term debt, lines of credit, and accounts payable approximate fair value because of the recent issuance or the short-term maturity of these instruments.

    INCOME TAXES: Prior to October 1998, the Company filed income taxes as a subchapter S corporation which resulted in income taxes being incurred directly by the shareholders. During October 1998, the Company converted to a C corporation, which results in income taxes being incurred by the corporation. There were no taxes incurred as a result of conversion.

    ACCUMULATED DEFICIT: The accumulated deficit of the Company prior to October 15, 1998 (S corporation deficit) has been offset against common stock in the consolidated financial statements. To the extent that the S corporation deficit exceeded the balance of common stock, this amount has been separately classified as accumulated deficit--S corporation.

    UNEARNED COMPENSATION: Unearned compensation represents the unamortized difference between the option exercise price and the fair market value of the Company's common stock for shares subject to option at the grant date for options issued under the Company's stock option plan. Amortization of unearned compensation is being charged to operations and is being amortized over the vesting period of the options.

    UNAUDITED INTERIM FINANCIAL INFORMATION: The unaudited interim financial information as of November 30, 1999, and for the six-month periods ended November 30, 1998 and 1999, was prepared by the Company in a manner consistent with the audited consolidated financial statements and pursuant to the rules and requirements of the Securities and Exchange Commission. The unaudited information, in management's opinion, reflects all adjustments that are of a normal recurring nature and that are necessary to present fairly the results for the periods presented. The results of operations for the six-month period ended November 30, 1999, are not necessarily indicative of the results to be expected for the entire year.

    UNAUDITED PRO FORMA INFORMATION: The accompanying pro forma information, which is unaudited, is presented as if the conversion of preferred stock into common stock (Note 6) had occurred on November 30, 1999.

    NEW ACCOUNTING PRONOUNCEMENTS: In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, ACCOUNTING FOR DERIVATIVES AND HEDGING ACTIVITIES, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for derivatives used for hedging

                           CELEBRATEEXPRESS.COM, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1: ORGANIZATION AND BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

activities. It requires that all derivatives be recognized either as an asset or liability, be measured at fair value, and that the results of such measurement be included either in the income statement or shareholders' equity, depending on the nature of the transaction. SFAS No. 133 is effective for the Company's year ending May 31, 2002. The impact of the adoption of SFAS No. 133 on the Company's financial position and results of operations has not yet been determined.

NOTE 2: FIXED ASSETS

    Fixed assets consist of the following at May 31:

                                                          1998         1999
                                                        ---------   ----------
Equipment.............................................  $ 445,523   $  779,678
Computers and software................................    338,313      461,081
Furniture and fixtures................................    118,485      116,567
Leasehold improvements................................     44,655      147,945
                                                        ---------   ----------
                                                          946,976    1,505,271
Accumulated depreciation..............................   (244,513)    (552,764)
                                                        ---------   ----------
                                                        $ 702,463   $  952,507
                                                        =========   ==========

    Included in fixed assets are assets under capital lease obligations in the amount of $120,796 and $133,962 and related accumulated depreciation of $24,765 and $49,089 at May 31, 1998 and 1999, respectively.

NOTE 3: INCOME TAXES

    Upon inception, the Company's shareholders elected to file income taxes as a subchapter S corporation. During October 1998, the Company's shareholders elected to file income taxes as a C corporation. As of May 31, 1999, the Company's deferred tax assets of $188,740 consist primarily of the tax benefit related to federal net operating loss carryforwards since conversion to a C corporation on October 15, 1998. Losses were incurred when the Company was an S corporation; therefore, no carryforwards exist.

    A valuation allowance in the full amount of the net deferred tax asset balance has been established as it is uncertain that the Company will be able to realize such tax assets in the future. At May 31, 1999, the Company has net operating loss carryforwards in the amount of $503,105, which expire in 2014.

    As a result of the anticipated completion of the Company's planned initial public offering, the Company may incur a change in ownership as defined under
Section 382 of the Internal Revenue Code. Such change in ownership may impose certain limitations on the utilization of the Company's net operating loss and credit carryforwards.

                           CELEBRATEEXPRESS.COM, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4: BORROWING ARRANGEMENTS

    LINE-OF-CREDIT AGREEMENT: The Company had a line-of-credit agreement that provided aggregate borrowings of $90,000, which expired on July 31, 1999. The credit facility was paid in full during August 1999.

                                                                 1998         1999
                                                              -----------   ---------
LONG-TERM OBLIGATIONS:
    Various notes payable to majority shareholder with
      interest payments ranging between 6% and 8% until
      maturity ranging from September 30, 1998, to July 31,
      1999; outstanding balance of notes payable converted
      to preferred stock in October 1998 (Note 6)...........  $   917,983   $      --
    Various unsecured notes payable to minority shareholder
      with interest payments ranging from 6% to 9% until
      maturity ranging from October 31, 1998, to
      December 22, 1999.....................................      110,000     175,182
    Unsecured notes payable with interest payments of 8%
      until maturity on September 31, 1998..................       76,500
    Notes payable with principal and interest payments at
      9.5% until maturity in September 2001 and
      February 2003, secured by certain equipment...........                  488,257
    Unsecured note payable with principal and interest
      payments at 8% until maturity in September 1999.......      113,333      33,333
    Various capital lease obligations with imputed interest
      rates ranging from 9.5% to 31.2% and maturing from
      December 1999 to April 2002...........................       90,224      71,405
    Less current portion....................................   (1,216,182)   (367,905)
                                                              -----------   ---------
                                                              $    91,858   $ 400,272
                                                              ===========   =========

    Interest expense on notes payable to majority and minority shareholders totaled $8,060, $34,247, and $36,094 for the years ended May 31, 1997, 1998, and
1999, respectively.

    Scheduled principal payments on long-term debt for the next four years ending May 31 are as follows:


2000......................................................  $337,137
2001......................................................   145,695
2002......................................................   157,899
2003......................................................    56,041
                                                            --------
                                                            $696,772
                                                            ========

NOTE 5: COMMITMENTS AND CONTINGENCIES

    The Company leases buildings under noncancellable operating lease agreements with expiration dates through 2005. One such lease is renewable at the option of the Company for a period of three years. Another such lease provides for contingent rental increases based upon a base minimum rent plus a percent of sales. No such percentage rent amounts were paid in fiscal years ended May 31, 1997, 1998, or 1999. Rental expense totaled $112,183, $119,868, and $184,607 in the years ended May 31, 1997, 1998, and 1999, respectively.

                           CELEBRATEEXPRESS.COM, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5: COMMITMENTS AND CONTINGENCIES (CONTINUED)

    As of May 31, 1999, future annual minimum rental payments under noncancellable operating lease agreements for the years ending May 31 are as follows:

                                                         OPERATING    CAPITAL
                                                           LEASES      LEASES
                                                         ----------   --------
2000...................................................  $  252,578   $ 39,678
2001...................................................     284,006     27,622
2002...................................................     291,870     17,484
2003...................................................     300,454
2004...................................................     197,424
Thereafter.............................................      49,858
                                                         ----------   --------
                                                         $1,376,190     84,784
                                                         ==========
Less amounts representing interest.....................                (13,379)
                                                                      --------
Present value of capital lease obligations.............                 71,405
Less current portion...................................                (30,768)
                                                                      --------
                                                                      $ 40,637
                                                                      ========

    In July 1999 the Company entered into two agreements with an Internet service provider, which provide for a guaranteed number of impressions over ten months. In accordance with the agreements, the Company is required to make payments periodically over the ten month period totalling $500,146.

    On December 1, 1999, the Company entered into a long-term operating lease for a distribution warehouse facility in Greensboro, North Carolina.

NOTE 6: PREFERRED STOCK

    AUTHORIZED SHARES: On October 15, 1998, the Company amended its articles of incorporation to authorize the issuance of 1,700,000 of preferred stock.

    PREFERRED STOCK: In October 1998, the Company issued 1,500,005 shares of Series A preferred stock in a private placement for $1,000,285 to third-party entities and conversion of notes payable to a shareholder of $780,000, net of issuance costs of $19,723.

    CONVERSION: Each share of Series A preferred stock is convertible at any time, at the option of the holder, into one share of common stock. Series A preferred stock will be automatically converted into shares of common stock upon the earlier of the closing of a public offering with an offering price of no less than $12.00 per share and aggregate proceeds of at least $20,000,000 or upon a vote to convert by holders of 67% of the outstanding Series A preferred stock.

    REDEMPTION: Shares may be redeemed, at the option of the holder, at any time after September 30, 2005, at $1.20 per share plus any declared but unpaid dividends.

    LIQUIDATION: In the event of liquidation of the Company, the holders of Series A preferred stock will be entitled to receive, prior to any distributions to the common stock shareholders, an amount equal to $1.20 per share plus any dividends declared but unpaid.

                           CELEBRATEEXPRESS.COM, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6: PREFERRED STOCK (CONTINUED)

    DIVIDENDS: Dividends of $0.096 per share per annum are noncumulative and may be authorized and paid quarterly at the discretion of the Company's Board of Directors. There were no dividends declared for the year ended May 31, 1999.

    VOTING: Each share of Series A preferred stock has voting rights and powers equivalent to one share of common stock.

    On July 20, 1999, the Company amended the articles of incorporation to authorize the Company to issue 3,150,000 shares of preferred stock and 8,349,995 shares of common stock and the Company issued 1,538,814 shares of Series B preferred stock for total proceeds of $12,662,680, net of issuance costs of $140,252. Series B preferred stock has the same rights and preferences as Series A preferred stock with the following exceptions:

    REDEMPTION: Shares may be redeemed, at the option of the holder, at any time after September 30, 2005, at $8.32 per share plus any declared but unpaid dividends.

    LIQUIDATION: In the event of liquidation of the Company, the holders of Series B preferred stock will be entitled to receive, prior to any distributions to the common stock shareholders, an amount equal to $8.32 per share plus any dividends declared but unpaid.

    DIVIDENDS: Dividends of $0.6656 per share per annum are noncumulative and may be authorized and paid quarterly at the discretion of the Company's Board of Directors.

NOTE 7: LOSS PER SHARE

    Basic loss per common share is computed using the weighted average number of shares outstanding. Diluted loss per common share is computed using the weighted average number of shares outstanding adjusted for the incremental shares attributed to outstanding options to purchase common stock. All options to purchase common stock were not included in the computation of diluted loss per common share in 1997, 1998, or 1999 since the effect of assuming their exercise would be antidilutive. Pro forma loss per share (unaudited) and pro forma weighted average shares outstanding (unaudited) reflect the assumed conversion of mandatorialy redeemable convertible preferred stock, as if such conversion occurred at the original date of issuance.

NOTE 8: STOCK OPTION PLAN

    During 1994, the Company adopted a Stock Option Plan (the Plan) under which incentive or nonqualified stock options to acquire shares of the Company's common stock may be granted to employees and non-employees of the Company. The Plan is administered by the Board of Directors and permits the issuance of options at an exercise price of not less than the fair market value of the underlying shares on the date of grant. Generally, options vest at the rate of 25% on the first anniversary of the grant and 25% each successive year until fully vested. Options granted under the Plan are exercisable over a period of time, not to exceed ten years, designated by the Board of Directors and are subject to other terms and conditions as determined by the Board of Directors. Pursuant to the Plan, options may be issued to allow the 300,000 shares of stock.

    The Company measures the compensation cost of stock options in accordance with Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, under which no recognition of expense is required in accounting for stock options granted to employees for which the exercise price

                           CELEBRATEEXPRESS.COM, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8: STOCK OPTION PLAN (CONTINUED)

equals or exceeds the fair value of the stock at the grant date. In those cases where options have been granted when the option price is below fair market value, the Company recognizes compensation expense over the vesting period. Compensation expense of $-0-, $4,169, and $19,414 was recognized during the years ended May 31, 1997, 1998, and 1999, respectively, for options granted with exercise prices less than the grant date fair market value.

    The fair value of each option granted during 1997, 1998, and 1999 is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: a four year expected life, a risk-free interest rate of 4.3% to 5.5%, a stock price volatility of -0-%, and no dividends over the expected life. Had compensation cost been determined using SFAS No. 123, ACCOUNTING FOR STOCK BASED COMPENSATION, the Company's pro forma net loss for the periods ended May 31, 1997, 1998, and 1999, would increase by $403, $781, and $1,934, respectively.

    Stock option transactions are summarized as follows:

                                                1997                  1998                  1999
                                         -------------------   -------------------   -------------------
                                                    WEIGHTED              WEIGHTED              WEIGHTED
                                                    AVERAGE               AVERAGE               AVERAGE
                                                    EXERCISE              EXERCISE              EXERCISE
                                          SHARES     PRICE      SHARES     PRICE      SHARES     PRICE
                                         --------   --------   --------   --------   --------   --------
Number of shares under option:
  Outstanding, beginning of year.......   58,900     $  --     184,100     $  --     198,700     $  --
  Granted..............................  149,200      0.10      60,000      0.10      94,100      0.12
  Exercised............................  (13,000)     0.05     (13,500)     0.05     (26,200)     0.08
  Canceled or expired..................  (11,000)     0.05     (31,900)     0.09     (31,900)     0.10
                                         -------     -----     -------     -----     -------     -----
Outstanding, end of year...............  184,100     $0.09     198,700     $0.10     234,700     $0.11
                                         =======     =====     =======     =====     =======     =====
Exercisable, end of year...............   84,336     $0.06     107,730     $0.10      74,600     $0.09
                                         =======     =====     =======     =====     =======     =====

    During the six months ended November 30, 1999, the Company granted options to employees and directors at exercise prices as follows: 67,000 at an exercise price of $0.35; 706,600 at an exercise price of $5.00; and 42,000 at an exercise price of $9.75. Unearned compensation recorded related to such options was $458,550. Amortization of all unearned compensation was $75,971 for the six months ended November 30, 1999.

    In July 1999, the Board of Directors adopted the 1999 Amended and Restated Equity Incentive Plan (the 1999 Plan). A total of 1,340,000 shares of common stock has been authorized for issuance under the 1999 Plan. When a stock award expires or is terminated before it is exercised, the shares not acquired pursuant to the stock award shall again become available for issuance under the 1999 Plan.

    The 1999 Plan permits the grant of options to directors, officers, employees, consultants, and advisors. Options may be either incentive stock options (ISOs) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or nonstatutory stock options. The 1999 Plan permits the grant of stock bonuses and rights to purchase restricted stock.

                           CELEBRATEEXPRESS.COM, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8: STOCK OPTION PLAN (CONTINUED)

    Generally, stock options are granted at an amount equal to or greater than the fair market value of the common stock at the date of grant. Stock options expire ten years from the grant date. Additional information regarding options outstanding as of May 31, 1999, is as follows:

                                    OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
                      -----------------------------------------------       --------------------------
                                           WEIGHTED
                                           AVERAGE           WEIGHTED                         WEIGHTED
                                          REMAINING          AVERAGE                          AVERAGE
                        NUMBER           CONTRACTUAL         EXERCISE         NUMBER          EXERCISE
EXERCISE PRICES       OUTSTANDING       LIFE IN YEARS         PRICE         EXERCISABLE        PRICE
---------------       -----------       --------------       --------       -----------       --------
$0.05 to $0.10          223,800              8.3              $0.11           73,725           $0.09
     0.35                10,900              9.3               0.35              875            0.35

NOTE 9: SEGMENT INFORMATION

    The Company markets their products to individuals in the United States and abroad through two interdependent distribution channels (direct marketing and the Company's electronic commerce websites) and limited retail operations. As such, the Company's interaction with the customer provides for relatively homogenous operations. The Company does not believe it currently has more than one segment as defined by SFAS No. 131, DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION.

INSIDE BACK COVER PAGE

    Top half of page: Color photograph of a young girl in a costume looking at a cake decorated with cake toppers and lighted candles sitting on a table top. Next to the cake are various themed party goods, helium ballons and a chair.

    Middle: Text on black background reading as follows: "Celebrate the Wonder At Celebrate Express.com, we understand that birthdays are built one day at a time. With over 170 party themes, we can help make your child's special day the one they've been dreaming of. With our convenient express delivery service, you can order the perfect theme for your child's party today and have it delivered to your doorstep tomorrow. Visit our webiste and experience it for yourself. It's that easy. Celebrate the wonder with Celebrate Express.com"

    Bottom left corner: CelebrateExpress.com Logo on black background.

    Bottom right corner: Picture of themed party goods displayed on a table with two chairs, including a cake with cake toppers, cups, plates, utensils, napkins, invitations, gift boxes, tablecloth, helium balloons, crayons and noisemakers. Underneath the logo is the text, "Visit our Website at www.CelebrateExpress.com"

BACK PAGE

    Center: CelebrateExpress.com Logo on white background

    Lower right corner: Picture of young girl in costume looking up toward the CelebrateExpress.com logo.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration and the NASD filing fees.

SEC Registration fee..............................................  $  10,560
NASD fee..........................................................      4,500
Nasdaq National Market initial listing fee........................     95,000
Printing and engraving............................................    160,000
Legal fees and expenses of the Company............................    250,000
Accounting fees and expenses......................................    250,000
Blue sky fees and expenses........................................      5,000
Transfer agent fees...............................................     10,000
Miscellaneous.....................................................    114,940
                                                                    ---------
Total.............................................................  $ 900,000
                                                                    =========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Sections 25B.08.500 through 23.B.08.600 of the Washington Business Corporation Act (the "WBCA") authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). The directors and officers of the registrant also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by the registrant for this purpose.

    Section 23B.08.320 of the WBCA authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. The registrant's amended and restated articles of incorporation, (Exhibit 3.2 hereto) contains provisions for implementing, to the fullest extent permitted by Washington law, these limitations on a director's liability to the registrant and its shareholders.

    The registrant has entered into certain indemnification agreements with its directors and certain of its officers, the form of which is attached as
Exhibit 10.1 to this registration statement and incorporated herein by reference. The indemnification agreements provide the registrant's directors and certain of its officers with indemnification to the maximum extent permitted by the WBCA.

    The underwriting agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of the registrant and its executive officers and directors and by the registrant of the Underwriters, for certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing by the underwriters for inclusion in this registration statement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    (a) During the past three years, the Registrant has issued unregistered securities to a limited number of persons as described below:

    (1) From December 1, 1996 to December 1, 1999, we granted stock options to purchase an aggregate of 1,200,900 shares of common stock at exercise prices ranging from $0.10 to $9.75 per share to employees, consultants, directors and other service providers pursuant to CelebrateExpress.com's 1999 Equity Incentive Plan.

    (2) In October 1998 we issued 1,500,005 shares of Series A preferred stock at $1.20 per share to 20 accredited investors for gross proceeds to us of $1,020,006 and conversion of notes payable to a shareholder of $780,000.

    (3) In July and August 1999 we sold an aggregate of 1,538,814 shares of Series B preferred stock at a price per share of $8.32 to 16 accredited investors for gross proceeds to us of $12,802,932.

    (b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

       The issuances described in Items 15(a)(2) and (3) were deemed to be exempt from registration under the Securities Act in reliance upon Rule 506 of Regulation D thereunder as transactions by an issuer not involving any public offering. The issuances described in Item 15(a)(1) were exempt from registration pursuant to Rule 701 or Rule 506 promulgated under the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends where affixed to the securities issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (A) EXHIBITS

     1.1*  Form of Underwriting Agreement
     3.1   Restated Articles of Incorporation, as amended
     3.2   Form of Amended and Restated Articles of Incorporation to be effective on the closing of the offering made pursuant to this Registration Statement
     3.3   Bylaws of the Registrant
     3.4   Bylaws of the Registrant to be effective upon the closing of the offering made pursuant to this Registration Statement
     4.1*  Form of Registrant's Common Stock Certificate
     4.2   Amended and Restated Investors' Rights Agreement dated July 21, 1999
     5.1*  Opinion of Cooley Godward LLP
    10.1   Form of Indemnity Agreement to be entered into by the Registrant and each of its directors and executive officers
    10.2*  1999 Equity Incentive Plan and form of agreements thereunder
    10.3*  1999 Employee Stock Purchase Plan and form of agreements thereunder
    10.4*  Master Security Agreement, dated August 12, 1998, by and between the Registrant and
           General Electric Capital Corporation and promissory notes thereunder
    10.5   Form of Individual Guaranty between Michael K. Jewell and Jan A. Jewell and General
           Electric Capital Corporation, dated August 12, 1998
    10.6   Lease Agreement between Registrant and Highwoods Realty Limited Partnership dated
           December 1, 1999

    10.7   Lease Agreement between Registrant and 405 Business Park Limited Partnership dated
           December 1, 1995
    10.8   Lease Agreement between Registrant and Queen Investment Company dated April 30,
           1999, as amended
    10.9   Form of Series A Preferred Stock Purchase Agreement, dated October 15, 1998
    10.10  Form of Series B Preferred Stock Purchase Agreement, dated July 21, 1999
    10.11  Form of Amended and Restated Right of First Refusal Agreement, dated July 21, 1999
    10.12  Form of Amended and Restated Voting Agreement, dated July 21, 1999
    10.13  Form of Promissory Note between Registrant and Michael K. Jewell
    10.14  Promissory Note between Registrant and ARCH Venture Fund IV, L.P., dated June 17,
           1999
    21.1   List of Subsidiaries
    23.1   Consent of Deloitte & Touche LLP, Independent Auditors
    23.3*  Consent of Counsel (see Exhibit 5.1)
    24.1   Power of Attorney (see Page II-4 of the Registration Statement)
    27.1   Financial Data Schedule

---------

*   To be supplied by amendment.

    (B) FINANCIAL STATEMENT SCHEDULES

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

    CelebrateExpress.com hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of CelebrateExpress.com pursuant to the Washington Business Corporation Act, the Amended and Restated Articles of Incorporation or the Bylaws of CelebrateExpress.com, Indemnification Agreements entered into between CelebrateExpress.com and its officers and directors, the Underwriting Agreement, or otherwise, CelebrateExpress.com has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by CelebrateExpress.com of expenses incurred or paid by a director, officer, or controlling person of CelebrateExpress.com in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, CelebrateExpress.com will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

CelebrateExpress.com hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by CelebrateExpress.com pursuant to Rule 424(b)(1) or
       (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, CelebrateExpress.com, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kirkland, King County, state of Washington, on this 12th day of January, 2000.

                                CELEBRATEEXPRESS.COM, INC.

                                By:            /s/ MICHAEL K. JEWELL
                                     -----------------------------------------
                                                 Michael K. Jewell
                                      PRESIDENT AND CO-CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Michael K. Jewell and Gary Halperin, his true and lawful attorneys-in-fact each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities to sign any or all amendments (including post-effective amendments) to this registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act in connection with the registration under the Securities Act of equity securities of CelebrateExpress.com, Inc. and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                      SIGNATURE                                        TITLE                         DATE
------------------------------------------------------  ------------------------------------  -------------------

                /s/ MICHAEL K. JEWELL                   President, Co-Chief Executive
     -------------------------------------------          Officer and Chairman of the Board    January 12, 2000
                  Michael K. Jewell                       of Directors

                  /s/ JAN A. JEWELL
     -------------------------------------------        Co-Chief Executive Officer, Chief      January 12, 2000
                    Jan A. Jewell                         Creative Officer and Director

                                                        Chief Financial Officer, Vice
                  /s/ GARY HALPERIN                       President of Finance, Treasurer
     -------------------------------------------          and Secretary (Principal             January 12, 2000
                    Gary Halperin                         Accounting and Financial Officer)

                 /s/ ROBERT T. NELSEN
     -------------------------------------------        Director                               January 12, 2000
                   Robert T. Nelsen

               /s/ RONALD A. WEINSTEIN
     -------------------------------------------        Director                               January 12, 2000
                 Ronald A. Weinstein

                               INDEX TO EXHIBITS

                                                                                                         SEQUENTIALLY
                                                                                                           NUMBERED
                                                                                                             PAGE
                                                                                                        ---------------
    1.1*   Form of Underwriting Agreement
    3.1    Restated Articles of Incorporation, as amended
    3.2    Form of Amended and Restated Articles of Incorporation to be effective on the closing of the offering made pursuant to this Registration Statement
    3.3    Bylaws of the Registrant
    3.4    Bylaws of the Registrant to be effective upon the closing of the offering made pursuant to this Registration Statement
    4.1*   Form of Registrant's Common Stock Certificate
    4.2    Amended and Restated Investors' Rights Agreement dated July 21, 1999
    5.1*   Opinion of Cooley Godward LLP
   10.1    Form of Indemnity Agreement to be entered into by the Registrant and each of its directors and executive officers
   10.2*   1999 Equity Incentive Plan and form of agreements thereunder
   10.3*   1999 Employee Stock Purchase Plan and form of agreements thereunder
   10.4*   Master Security Agreement, dated August 12, 1998, by and between the Registrant and General
           Electric Capital Corporation and promissory notes thereunder
   10.5    Form of Individual Guaranty between Michael K. Jewell and Jan A. Jewell and General
           Electric Capital Corporation, dated August 12, 1998
   10.6    Lease Agreement between Registrant and Highwoods Realty Limited Partnership dated December
           1, 1999
   10.7    Lease Agreement between Registrant and 405 Business Park Limited Partnership dated December
           1, 1995
   10.8    Lease Agreement between Registrant and Queen Investment Company dated April 30, 1999, as amended
   10.9    Form of Series A Preferred Stock Purchase Agreement, dated October 15, 1998
   10.10   Form of Series B Preferred Stock Purchase Agreement, dated July 21, 1999
   10.11   Form of Amended and Restated Right of First Refusal Agreement, dated July 21, 1999
   10.12   Form of Amended and Restated Voting Agreement, dated July 21, 1999
   10.13   Form of Promissory Note between Registrant and Michael K. Jewell
   10.14   Promissory Note between Registrant and ARCH Venture Fund IV, L.P., dated June 17, 1999
   21.1    List of Subsidiaries
   23.1    Consent of Deloitte & Touche LLP, Independent Auditors
   23.3*   Consent of Counsel (see Exhibit 5.1)
   24.1    Power of Attorney (see Page II-4 of the Registration Statement)
   27.1    Financial Data Schedule

---------

*  To be supplied by amendment.